Exhibit 10.1

[***]Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and is kept confidential and private.

Vehicle Purchase and Supply Agreement

Between

Workhorse Group, Inc.

And

GreenPower Motor Company, Inc.

February 28th, 2022

i

1.43	“Exhibit”	4
1.44	“Export Control Laws”	4
1.45	“Facility”	4
1.46	“Field Action”	5
1.47	“Field Issue”	5
1.48	“Final Vehicle”	5
1.49	“Firm Delivery Schedule”	5
1.50	“Force Majeure Event”	5
1.51	“Government Finding”	5
1.52	“Government Reports”	5
1.53	“Governmental Authority”	5
1.54	“Governmental Investigation”	5
1.55	“Incomplete Vehicle Document”	5
1.56	“Initial Delivery Schedule”	5
1.57	“Intellectual Property Rights”	5
1.58	“Initial Term”	5
1.59	“IT Systems”	5
1.60	“Items”	5
1.61	“Jurisdiction”	6
1.62	“Lead Time”	6
1.63	“Losses”	6
1.64	“Management Representative”	6
1.65	“New Territory”	6
1.66	“NHTSA”	6
1.67	“Non-Conformity”	6
1.68	“Nondisclosure Agreement”	6
1.69	“Notice of Dispute”	6
1.70	“Order”	6
1.71	“Parties”	6
1.72	“Party”	6
1.73	“[***]”	6
1.74	“Person”	6
1.75	“Personnel”	6
1.76	“Product Liability Claim”	6
1.77	“Project”	6
1.78	“[***]”	6
1.79	“Quality Standards”	6
1.80	“Recall”	7
1.81	“Renewal Term”	7
1.82	“Renewal Delivery Schedule”	7
1.83	“Representatives”	7
1.84	“Requirements”	7
1.85	“Safety Standards”	7
1.86	“Seller Intellectual Property”	7
1.87	“Seller Part”	7
1.88	“Seller Product Liability Claim”	7

1.89	“Seller Tooling”	7
1.90	“Section 30D Credits”	7
1.91	“Service Parts”	7
1.92	“Service Campaign”	8
1.93	“Special Tooling”	8
1.94	“Specifications”	8
1.95	“Supplier”	8
1.96	“Subcontractors”	8
1.97	“Supply Agreements”	8
1.98	“Tariff Costs”	8
1.99	“Taxes”	8
1.100	“Term”	8
1.101	“Tooling”	8
1.102	“TREAD”	8
1.103	“U.S. Bankruptcy Code”	8
1.104	“Validation Standards”	8
1.105	“Vehicle Price”	8
1.106	“Volume Adjustment”	8
1.107	“Work Product”	8
Article 2 SCOPE OF THE AGREEMENT; TERRITORY		9
2.1	Purpose of Agreement	9
2.2	Contract Documents	9
2.3	Order of Precedence	9
2.4	No Dealership Agreement.	9
2.5	Authorized Territories and New Territories	10
Article 3 MANUFACTURE OF THE BASE VEHICLES; Exclusivity		10
3.1	Manufacturing of the Base Vehicle.	10
3.2	Specifications.	11
3.3	Quality Standards.	11
3.4	Testing and Inspection.	11
3.5	Exclusivity.	11
Article 4 THE FACILITY; TOOLING; SUPPLY CHAIN		12
4.1	Facility.	12
4.2	Capacity Constraints; Preference in Production; Inventory Protection.	12
4.3	Seller Tooling.	12
4.4	Supply Chain Matters.	13
4.5	Subcontractors.	13
Article 5 REGULATORY COMPLIANCE		14
5.1	Motor Vehicle Safety Conformance and Certification.	14
5.2	Traceability.	14
5.3	Vehicle Identification Numbers	14
5.4	Conflict Minerals.	14

5.5	Emissions Certification.	15
5.6	Reports to Governmental Authorities.	15
5.7	Compliance and Assistance.	15
Article 6 VOLUMES; Delivery Schedules; ORDERS		16
6.1	Quantity and Requirements.	16
6.2	Delivery Schedules.	16
6.3	Firm Delivery Schedule.	16
6.4	Orders	16
6.5	Lead Time.	17
6.6	Warehouse Inventory.	17
6.7	Cancellations of Orders	17
6.8	Electronic Data Communication.	17
Article 7 DELIVERY		18
7.1	Delivery.	18
7.2	Shipment and Delivery Documentation.	18
7.3	Installments.	18
7.4	Title and Risk of Loss.	18
7.5	Delays.	18
7.6	Conformity of Base Vehicles.	18
7.7	Inspection Following Delivery.	18
7.8	Non-Conformity.	18
Article 8 PRICE AND PAYMENT		19
8.1	Vehicle Price; Price Coverage.	19
8.2	Tariff Costs Adjustments.	19
8.3	[***].	19
8.4	[***].	19
8.5	Invoices	19
8.6	Payment.	19
8.7	Invoice Disputes.	19
8.8	Setoff.	19
8.9	Taxes.	19
8.10	Electric Vehicle Based Incentives and Credits.	20
8.11	Financial Obligations	20
Article 9 CHANGE MANAGEMENT		20
9.1	Buyer Proposed Changes.	20
9.2	Seller Proposed Changes.	20
Article 10 WARRANTIES		21
10.1	Mutual Representations and Warranties.	21
10.2	Base Vehicle Warranty	21
10.3	Warranty Claims	21
10.4	Disclaimer of Warranties.	21

Article 11 AFTER-SALES AND SERVICE SUPPORT		22
11.1	Service Parts.	22
11.2	Technical Training and Publications.	22
11.3	Glove Box Materials and Service Manuals.	22
11.4	Service Bulletins.	23
11.5	Special Tooling.	23
Article 12 FIELD ACTIONS; GOVERNMENTAL INVESTIGATIONS; PRODUCT LIABILITY		23
12.1	Investigation of Field Issues.	23
12.2	Governmental Investigations	23
12.3	Governmental Finding.	24
12.4	Field Actions.	24
Article 13 PRODUCT LIABILITY		25
13.1	Product Liability.	25
Article 14 INDEMNIFICATION and limitation of liability		25
14.1	Indemnification by Seller	25
14.2	Indemnification by Buyer	26
14.3	Claims Process	27
14.4	LIMITATION OF LIABILITY.	27
Article 15 DISPUTE RESOLUTION		28
15.1	Dispute Resolution.	28
15.2	Litigation.	28
15.3	Equitable Remedies.	29
15.4	Continued Performance.	29
Article 16 TERM AND TERMINATION		29
16.1	Term	29
16.2	Termination.	29
16.3	Obligations Upon Termination or Expiration.	30
16.4	Additional Remedies.	31
16.5	Survival.	31
Article 17 INTELLECTUAL PROPERTY		31
17.1	Intellectual Property	31
17.2	License to Seller Intellectual Property.	31
17.3	Work Product.	31
17.4	Car Badging; Trademarks.	32
17.5	Brands, Trademarks and Copyrights.	32
Article 18 CONFIDENTIALITY		32
18.1	Confidentiality	32
18.2	Survival	32

v

Article 19 INSURANCE		32
19.1	Seller Insurance Requirements	32
19.2	Buyer Insurance Requirements	33
19.3	Evidence of Coverage	33
19.4	Cancellation	33
19.5	Subrogation; Liability Limitation.	33
Article 20 EXPORT COMPLIANCE		33
20.1	Import/Export; Customs Clearance.	33
20.2	Certificates of Origin and Customs Documentation.	34
20.3	Export Control Laws.	34
Article 21 COMPLIANCE WITH LAWS; PERMITS AND LICENSES		34
21.1	Licenses/Compliance	34
21.2	Compliance with Applicable Law.	34
21.3	Gratuities and Ethical Compliance.	35
21.4	U.N. Convention	35
Article 22 AUDIT AND INSPECTION		35
22.1	Audits.	35
22.2	Inspection.	35
22.3	No Disruption.	35
Article 23 MISCELLANEOUS		36
23.1	Rights in Bankruptcy.	36
23.2	Relationship of the Parties; Onsite Employees	36
23.3	Notices	37
23.4	Assignment	37
23.5	Joint Drafting.	37
23.6	No Third Party Beneficiaries	37
23.7	Amendment and Modification	38
23.8	Governing Law	38
23.9	Choice of Venue	38
23.10	JURY TRIAL WAIVER.	38
23.11	Cumulative Remedies	38
23.12	Force Majeure	38
23.13	Publicity	38
23.14	Waiver	39
23.15	Interpretation	39
23.16	Severability	39
23.17	Survival	39
23.18	Entire Agreement	39
23.19	Counterparts	39

LIST OF EXHIBITS

EXHIBIT 1.6	Base Vehicle
EXHIBIT 1.7	Base Vehicle Warranty
EXHIBIT 1.56	Initial Delivery Schedule
EXHIBIT 3.3(b)	Quality System Requirements, Standards and Quality Control Procedures
EXHIBIT 4.5(c)	Approved Subcontractors
EXHIBIT 8.1	Vehicle Price and Tariff Costs
EXHIBIT 11.1(a)	Service Parts Price

[***]Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and is kept confidential and private.

VEHICLE PURCHASE AND SUPPLY AGREEMENT

THIS VEHICLE PURCHASE AND SUPPLY AGREEMENT (this “Agreement”) is dated as of February 28th, 2022 (the “Effective Date”), by and between WORKHORSE GROUP, INC., a Nevada corporation having its principal place of business at 100 Commerce Drive, Loveland, Ohio 45140 (“Buyer”), and GREENPOWER MOTOR COMPANY, INC., a Delaware corporation having its principal place of business at 150, 8885 Haven Ave., Rancho Cucamonga, California 91730 (“Seller”).

RECITALS

WHEREAS, Seller currently manufactures the Base Vehicle at the Facility (as those terms are defined below) for sale in the United States and Canada;

WHEREAS, Buyer desires to purchase the Base Vehicle to add certain parts and complete the manufacturing in order to create the Final Vehicle (as defined below) and distribute such Final Vehicles in the Authorized Territory under trademarks owned by Buyer; and

WHEREAS, Buyer and Seller wish to enter into this Agreement to set forth terms and conditions pursuant to which Buyer will purchase the Base Vehicles from Seller and Seller will sell the Base Vehicles to Buyer.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

Unless the context expressly otherwise requires, the following terms have, for all purposes of this Agreement, the meanings specified in this Article.

1.1 “Affiliate” means a Party’s officers, directors, employees, agents, or any of its members, stockholders, principals or owners acting on its behalf or in its interests, or any direct or indirect parent, subsidiary or other Entity controlled by or under common control with such Party.

1.2 “Applicable Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, governmental order, or other requirement or rule of law (including, without limitation, the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq), the U.S. National Traffic & Motor Vehicle Safety Act, as amended (49 U.S.C. § 30101 et seq), the Canada Motor Vehicle Safety Act, all Safety Standards, EPA, the U.S. Consumer Products Safety Commission, the U.S. Federal Trade Commission, the U.S. Customs and Border Protection, the U.S. Treasury, and the U.S. Department of Labor regulations (and all regulations of similar Governmental Authorities in Canada) and any other law or requirement relating to environmental matters, immigration, data protection and privacy, wages, hours and conditions of employment, disclosure, subcontractor selection, discrimination, and occupational health/safety) of any Governmental Authority in an Authorized Territory, as amended from time to time, and, in each case, as may be directly applicable to this Agreement, Seller, Buyer, the Base Vehicles, or the Final Vehicles.

1.3 “Article” means an Article of this Agreement.

1.4 “Authorized Dealer” means Buyer or another Person authorized by Buyer to sell or distribute Final Vehicles to end-users.

1.5 “Authorized Territory” means the countries where the Base Vehicle must be certified for sale and the Final Vehicle will be sold. These countries are the United States of America and Canada.

1.6 “Base Vehicle” means the motor vehicle currently manufactured by Seller and referred to as the “EV Star CC”, as certified for sale to end users in the United States and Canada, and more particularly described on Exhibit 1.6.

1.7 “Base Vehicle Warranty” means the warranty provided by Seller on the Base Vehicles that may be enforced by the ultimate end-user or lessee of the Final Vehicles that meets the requirements more particularly described on Exhibit 1.7. Notwithstanding anything to the contrary on Exhibit 1.7, the warranty described on Exhibit 1.7 applies to the Base Vehicles. [***].

1.8 “BOM” means the bill of materials for the Base Vehicles that lists (i) [***] and (ii) [***].

1.9 “Business Day” means a day other than a Saturday, Sunday, bank holiday or a public holiday in the U.S. or a company holiday of Seller or Buyer.

1.10 “Buyer” has the meaning in the preamble.

1.11 “Buyer Intellectual Property” means (a) all Intellectual Property Rights owned or licensed to Buyer or its Affiliates prior to the Effective Date; (b) all Intellectual Property Rights in the Buyer Parts including, without limitation, all processes, methods, practices, and standards developed and used by Buyer to modify the Base Vehicle to incorporate the Buyer Parts and otherwise create the Final Vehicle; (c) all Intellectual Property Rights created, developed, or first conceived or reduced to practice by or on behalf of the Seller, its Personnel, or its Representatives that Buyer has agreed to reimburse or has reimbursed Seller and that the Parties have agreed Buyer will fund the development; and (d) all other Intellectual Property Rights designed, developed, or otherwise created by Buyer or its Affiliates after the Effective Date without reference to Seller Intellectual Property.

1.12 “Buyer Part” means those Component Parts (i) added by Buyer to the Base Vehicle following a Delivery and prior to the distribution of the Final Vehicle and (ii) not sold by (A) Seller, whether a Service Part or otherwise or (B) Seller’s Suppliers as a Service Part for the Base Vehicle.

1.13 “Buyer Product Liability Claim”  means any Claim, including a Claim made before a lawsuit is filed, asserted by a third party that seeks damages for death, bodily injury, personal injury, economic or financial loss, or property damage, but only to the extent actually or allegedly caused by a defect or deficiency in the design, manufacturing, warnings, or assembly of (i) Buyer Parts or (ii) the incorporation of the Buyer Parts into the Base Vehicle.

1.14 “Changes” means any modification, alteration, evolution, addition or deletion made to (i) the Base Vehicle, including the addition or deletion of options, features and functions (including special equipment options), design modifications, or changes in engineering or homologation, (ii) the BOM; (iii) Subcontractors;(iv) the Specifications; or (v) the Delivery Location or the means and methods of shipment and packaging of the Base Vehicles.

1.15 “Claims” means all actions, causes of action, claims, administrative proceedings, and demands made against a Party by a non-Party.

1.16 “Competitor” means any third party that (A) manufactures, markets, sells, or distributes Competitive Vehicles in the Authorized Territory or (B) has publicly announced that it intends to manufacture, market, sell, or distribute Competitive Vehicles in the Authorized Territory.

1.17 “Competitive Vehicles”  means vehicles that are Class 3-5 EV step vans.

1.18 “Component Parts” means the components, parts, assemblies, packaging (inbound and outbound), direct materials, and indirect materials (including, without limitation, raw materials, ed-coating, phosphate, painting material, wrap guard, fuel, gluing, sealer, primer, wax, motor oil, AC coolant, washer fluid, and AC refrigerant), and software necessary for the assembly, manufacture, and delivery of the Final Vehicles or Base Vehicles, as applicable.

1.19 “Confidential Information” has the meaning given in the Nondisclosure Agreement.

1.20 “Conflict Minerals Regulations” has the meaning set forth in Section 5.4.

1.21 “Contract Documents” mean (a) this Agreement; (b) all attachments and Exhibits to this Agreement specifically referenced herein; (c) the Orders; and (d) any other agreements entered into by the Parties from time to time in connection with this Agreement.

1.22 “COO” has the meaning set forth in Section 20.2.

1.23 “Damages” means any direct, indirect, consequential, incidental, punitive, exemplary or special damages, any damages arising out of, lost profits, lost sales, business interruption, injury to person or property, or any other incidental or consequential loss.

1.24 “[***]”  [***].

1.25 “Dealership Laws” has the meaning set forth in Section 2.4.

1.26 “[***]” has the meaning [***].

1.27 “Delivered” means a Delivery has occurred.

1.28 “Delivery” has the meaning set forth in Section 7.1.

1.29 “Delivery Date” has the meaning set forth in Section 6.4(c).

1.30 “Delivery Location” means Buyer’s designated delivery location in [***], United States of America.

1.31 “[***]” has the meaning [***].

1.32 “[***]” has the meaning [***].

1.33 “Dispute Manager” has the meaning set forth in Section 15.1(a).

1.34 “Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

1.35 “[***]” means [***].

1.36 “[***]” means [***].

1.37 “[***]” has the meaning [***].

1.38 “Engineering Work” has the meaning set forth in Section 3.1(c).

1.39 “Entity” means a corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity.

1.40 “EPA”  means the U.S. Environmental Protection Agency.

1.41 “EV Credits” means all applicable tax benefits, rebates, incentives, and other benefits and advantages related to electric vehicles, including any electric vehicle credits, available in a Jurisdiction within the Authorized Territory including, without limitation, Section 30D Credits, the benefits and advantages under the California’s Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (HVIP) program, New York’s Drive Clean Rebate for Plug-In Electric Vehicles, the New York State Truck Voucher Incentive Program, and any other programs that may be mutually agreed to by both parties. Any required changes to the Base Vehicle that may be required are subject to the Change Management process described in Article 9.

1.42 “Excluded Claims” means a claim or cause of action by a Party against the other Party related to an intentional breach of this Agreement, fraud, or willful misconduct or a Party’s breach of its obligations under Article 17 (INTELLECTUAL PROPERTY) or Article 18 (CONFIDENTIALITY).

1.43 “Exhibit” means an exhibit to this Agreement. All exhibits are incorporated by reference and are intended to be part of this Agreement.

1.44 “Export Control Laws” has the meaning set forth in Section 20.3.

1.45 “Facility” means the following location where Seller will manufacture the Base Vehicle: [***].

1.46 “Field Action” means a Recall, Service Campaign, or both.

1.47 “Field Issue” has the meaning set forth in Section 12.1(a).

1.48 “Final Vehicle” means a Base Vehicle that (i) has been modified by Buyer with Buyer Parts; (ii) is tagged with one or more of Buyer’s trademarks; and (iii) is sold by Buyer or other Authorized Dealers to third parties.

1.49 “Firm Delivery Schedule” means the (i) for the Initial Term, the Initial Delivery Schedule and (ii) for the Renewal Term, the first [***]of the Renewal Delivery Schedule setting forth firm orders and delivery dates for the Base Vehicles. The quantities of Base Vehicles in the Firm Delivery Schedule will be set forth in one or more Orders.

1.50 “Force Majeure Event” means [***].

1.51 “Government Finding” has the meaning set forth in Section 12.3.

1.52 “Government Reports” has the meaning set forth in Section 5.6(a).

1.53 “Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization, or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof).

1.54 “Governmental Investigation” means an investigation, inquiry or request for information from a Governmental Authority concerning the Final Vehicles.

1.55 “Incomplete Vehicle Document” has the meaning set forth in Section 5.1(c).

1.56 “Initial Delivery Schedule” means an initial delivery schedule of Base Vehicles that sets forth Buyer’s minimum order quantity for the Initial Term as set forth on Exhibit 1.56.

1.57 “Intellectual Property Rights” means all (i) patents, patent disclosures and inventions (whether patentable or not), (ii) copyrights and copyrightable works (including computer programs), and rights in data and databases, (iii) trade secrets, know-how and Confidential Information, and (iv) all other intellectual property and proprietary rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

1.58 “Initial Term” has the meaning set forth in Section 16.1.

1.59 “IT Systems” has the meaning set forth in Section 6.8.

1.60 “Items” has the meaning set forth in Section 20.3.

1.61 “Jurisdiction” means the entire country and each state, county, city, province, or other municipality within either the United States or Canada.

1.62 “Lead Time” has the meaning set forth in Section 6.5.

1.63 “Losses” means all losses, liabilities, judgments, decrees, fines, penalties, damages, obligations, expenses, amounts paid in settlement and investigation, and costs and charges of any kind, including but not limited to, reasonable attorneys’ and investigation fees.

1.64 “Management Representative” has the meaning set forth in Section 15.1(a)(iii).

1.65 “New Territory” has the meaning set forth in Section 2.5.

1.66 “NHTSA” means the United States National Highway Traffic Safety Administration.

1.67 “Non-Conformity” means a Base Vehicle that does not conform with the terms set forth in Section 7.6.

1.68 “Nondisclosure Agreement” means that certain Mutual Non-Disclosure Agreement between Buyer and Seller dated [***].

1.69 “Notice of Dispute” has the meaning set forth in Section 15.1(a)(i).

1.70 “Order” means a blanket purchase order or other release for the Base Vehicles issued by Buyer pursuant to Seller in accordance with Section 6.4.

1.71 “Parties” means Buyer and Seller, collectively.

1.72 “Party” means Buyer and Seller, individually.

1.73 “[***]” means [***].

1.74 “Person” means an individual, Entity, or Governmental Authority.

1.75 “Personnel” means any agents, employees, contractors or approved subcontractors (including Suppliers) engaged or appointed by a Party.

1.76 “Product Liability Claim” means a Buyer Product Liability Claim, a Seller Product Liability Claim, or both.

1.77 “Project” has the meaning set forth in Section 2.1.

1.78 “[***]” means [***].

1.79 “Quality Standards” has the meaning set forth in Section 3.3(a).

1.80 “Recall” mean any voluntary or mandatory notification and remedy campaign decided by Buyer or its Affiliates (or ordered by the Governmental Authorities) made in the Authorized Territory in which Final Vehicle owners would be requested to return the Final Vehicles to Authorized Dealers or other third parties to have such Final Vehicles remedied at no charge to the customer in order to correct any safety, Non-Conformity or emission-related defect requiring remedy under Applicable Laws.

1.81 “Renewal Term” has the meaning set forth in Section 16.1.

1.82 “Renewal Delivery Schedule” has the meaning set forth in Section 6.2.

1.83 “Representatives” means a Party’s Affiliates and the respective officers, directors, partners, shareholders, attorneys, third party advisors, agents, employees, contractors, subcontractors, successors and permitted assigns of a Party and its Affiliates.

1.84 “Requirements” means (i) the Contract Documents; (ii) the Specifications; (iii) Applicable Laws; (iv) Safety Standards, (v) the Base Vehicle Warranty; and (vi) any other warranties or requirements agreed to in writing by the Parties.

1.85 “Safety Standards” means all applicable motor vehicle safety standards in effect on the date of manufacture including, without limitation, the U.S. Federal Motor Vehicle Safety Standards and the Canada Motor Vehicle Safety Standards.

1.86 “Seller Intellectual Property” means (a) all Intellectual Property Rights owned or licensed to Seller or its Affiliates prior to the Effective Date; (b) all Intellectual Property Rights in the Seller Parts, the Specifications, and the Base Vehicle; and (c) all other Intellectual Property Rights designed, developed, or otherwise created by Seller or its Affiliates after the Effective Date without reference to Buyer Intellectual Property excluding, in each case, any of the foregoing which are Buyer Intellectual Property.

1.87 “Seller Part” means a Component Part necessary for, or otherwise used in, the assembly, manufacture, and delivery of the Base Vehicles.

1.88 “Seller Product Liability Claim” means any Claim, including a Claim made before a lawsuit is filed, asserted by a third party that seeks damages for death, bodily injury, personal injury, economic or financial loss, or property damage, but only to the extent actually or allegedly caused by a defect or deficiency in the design, manufacturing, warnings, or assembly of (i) the Base Vehicle (including any Seller Parts) as delivered to Buyer or (ii) any Service Parts.

1.89 “Seller Tooling” means all Tooling that is required or necessary to have the Base Vehicle (and any associated Seller Parts) manufactured, assembled, and delivered to Buyer in accordance with the Requirements, whether such Tooling is located at the Facility or a Supplier.

1.90 “Section 30D Credits” means electric vehicle credits and the benefits available under Section 30D of the Internal Revenue Code.

1.91 “Service Parts” means new or factory remanufactured or rebuilt replacement Seller Parts for Base Vehicles.

1.92 “Service Campaign” means a voluntary action, other than a Recall, in the Authorized Territory in order to implement a modification, repair or notification that Buyer determines is appropriate or is otherwise consistent with customary practice in the automotive industry to maintain goodwill and reputation towards the Final Vehicles.

1.93 “Special Tooling” has the meaning set forth in Section 11.5.

1.94 “Specifications” means the design, technical, engineering, and manufacturing specifications for the Base Vehicle including, if applicable, all content, homologation, validation and type approval requirements for the Base Vehicle.

1.95 “Supplier” means a vendor that supplies Seller Parts to Seller.

1.96 “Subcontractors” means subcontractors (of any tier), agents, Suppliers, and other third parties of Seller (including Affiliates of Seller).

1.97 “Supply Agreements” means Seller’s contracts and agreements with Suppliers.

1.98 “Tariff Costs” means the cost of tariffs imposed on Seller for importing the Base Vehicles from the Facility to the United States.

1.99 “Taxes” means any and all present and future federal, state, provincial, and local sales, use, value-added, excise, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon

1.100 “Term” has the meaning set forth in Section 16.1.

1.101 “Tooling” means all tooling, machinery, equipment (including assembly equipment), dies, test and assembly fixtures, jigs, gauges, patterns, casting patterns, cavities, molds, and related documentation (including engineering specifications, PPAP books, and test reports), together with any accessions, attachments, parts, accessories, substitutions, replacements, and appurtenances.

1.102 “TREAD” has the meaning set forth in Section 5.6(a).

1.103 “U.S. Bankruptcy Code” has the meaning set forth in Section 23.1.

1.104 “Validation Standards” has the meaning set forth in Section 2.5.

1.105 “Vehicle Price” has the meaning set forth in Section 8.1(a).

1.106 “Volume Adjustment” has the meaning set forth in Section 6.3.

1.107 “Work Product” has the meaning set forth in Section 17.3.

Article 2
SCOPE OF THE AGREEMENT; TERRITORY

2.1 Purpose of Agreement. The purpose of this Agreement is to define the terms and conditions that apply between the Parties with respect to (a) Seller’s manufacture and sale to Buyer, and Buyer’s purchase from Seller, of the Base Vehicles and (b) Buyer’s modification of the Base Vehicles to create the Final Vehicles for Buyer’s distribution and sale of such Final Vehicles (the “Project”).

2.2 Contract Documents. The contractual relationship between Buyer and Seller with respect to the Project shall be governed by the Contract Documents which are, by this reference, incorporated into and made a part of this Agreement. Except as otherwise specifically provided herein, the Contract Documents may not be modified, superseded, or altered except by written agreement signed by an authorized representative of Buyer and Seller, notwithstanding any terms which may now or in the future appear on any quotations, bids, proposals, sales orders, purchase orders, releases, acknowledgments, invoices, or other forms issued by Seller or Buyer, whether printed, by telecopy, or by electronic data interchange, all of which terms are hereby rejected and shall not be part of this Agreement or the Contract Documents. THE TERMS OF ANY QUOTATION, ORDER, ACKNOWLEDGMENT, BID, PROPOSAL, INVOICE, OR OTHER FORM ISSUED BY BUYER OR SELLER, WHETHER PRINTED, BY TELECOPY, OR BY ELECTRONIC DATA INTERCHANGE ARE HEREBY REJECTED AND SHALL NOT BE PART OF THE CONTRACT DOCUMENTS UNLESS SPECIFICALLY AGREED TO IN A WRITING SIGNED BY BOTH PARTIES.

2.3 Order of Precedence. In case of inconsistencies or conflicts, the Contract Documents shall prevail over each other in the priority in which the Contract Documents are listed in the definition of Contract Documents set forth in Article 1.

2.4 No Dealership Agreement. Notwithstanding anything to the contrary in the Contract Documents (including this Agreement) or the ultimate disposition, sale, license, lease, or distribution of the Final Vehicles by Buyer, its agents, subcontractors, or distributors, the Parties agree that neither the Contract Documents nor this Agreement is intended to be, and will not be construed as, franchise, dealership, or other similar type of automotive retailer agreement. Without limiting the foregoing, the Parties agree that is it their express intent that this Agreement not be enforced in accordance with any Applicable Laws related to automotive franchises, dealerships, or retailers with respect to the goods and services manufactured, sold, repaired, or otherwise maintained under this Agreement (collectively, “Dealership Laws”). If, notwithstanding the intent of the Parties, this Agreement is subject to Dealership Laws, the Parties expressly waive, to the fully extent permitted by Applicable Law, each and every provision of such Dealership Laws that are different or additional to the terms and provisions of the Contract Documents. If any Dealership Laws cannot be waived by a Party, such Party agrees it is such Party’s intent that any provision of the Dealership Laws that are different or additional to the terms and conditions of the Contract Documents be interpreted as close as possible to the applicable provisions of the Contract Documents.

2.5 Authorized Territories and New Territories. As of the Effective Date, the Parties agree that the Base Vehicles, and the Final Vehicles created from such Base Vehicles, are intended to be sold in the Authorized Territories only. However, Buyer may, from time to time during the Term, request that Seller review and confirm whether the Specifications meet the requirements and standards of Governmental Authorities for validation or certification for sales of Base Vehicles (the “Validation Standards”) in a jurisdiction which is not an Authorized Territory (a “New Territory”). In the event that it is determined that any homologation work or modifications to the Specifications are required to cause the Base Vehicles to be compliant with applicable Validation Standards in the New Territory, Seller and Buyer will negotiate whether to implement such Changes in good faith, taking into account Seller’s available engineering and other resources, assembly and manufacturing capability and capacity, the Supply Agreements, and the costs associated with such Changes. In the event that the Parties agree to make such Changes, such Changes will be governed by and made in accordance with Article 9. In the event (a) (i) the Parties mutually agree that existing Specifications are compliant with the Validation Standards in the New Territory and no homologation work is required, or (ii) the Parties agree, after the requisite engineering changes and/or modifications to Specifications have been effected pursuant to Article 9, that Final Vehicles meet the applicable Validation Standards in the New Territory, and (b) the Parties agree in writing to the inclusion of such New Territory as an Authorized Territory, such New Territory shall be treated as an Authorized Territory for purposes of this Agreement. Any costs or expenses associated with a New Territory may result in an equitable adjustment to the Vehicle Price for the Base Vehicles to be assembled for the New Territory. Notwithstanding any New Territories added to this Agreement, all purchases and sales of the Base Vehicles under this Agreement will occur within the United States.

Article 3
MANUFACTURE OF THE BASE VEHICLES; Exclusivity

3.1 Manufacturing of the Base Vehicle. (a) General. Seller will manufacture, process, sample, test, label, package, store, handle, and perform such other services reasonably required to produce, manufacture, deliver, and sell the Base Vehicles in strict compliance with the Requirements. If any services, functions or responsibilities not specifically described in this Agreement are required to manufacture, deliver, and sell the Base Vehicles in accordance with the Requirements, such services, functions or responsibilities will be deemed to be implied by and included within the scope of this Agreement, and included in the prices paid hereunder, to the same extent and in the same manner as if expressly described in this Agreement.

(b) Seller Resources. Except as otherwise expressly provided in this Agreement, Seller is responsible for providing the facilities, land, Personnel, Seller Parts, software, materials, technical knowledge, training, expertise and other resources reasonably necessary to manufacture, deliver, and sell the Base Vehicles in accordance with the Requirements.

(c) Engineering Responsibility. Without limiting the foregoing, Seller and/or its Affiliates will perform such research, design, development and engineering work (the “Engineering Work”) required to assemble the Base Vehicles in accordance with the Specifications. Seller shall have responsibility for product engineering related to the Base Vehicle, including but not limited to testing, certification and compliance with Applicable Laws. Seller and/or its Affiliates will be responsible for all Engineering Work relating to the Seller Parts for the Base Vehicle. The Engineering Work for which Seller shall be responsible for includes all engineering, research and development, including but not limited to, labor and material resources applied to complete the activities related to styling, design, testing, development and certification, and Seller Tooling necessary to manufacture and assemble the Base Vehicle.

3.2 Specifications. Seller will manufacture and assemble the Base Vehicles in accordance with the Specifications, which may be modified from time to time in accordance with Article 9.

3.3 Quality Standards. (a) Seller will maintain, implement, and apply quality processes, control and testing standards in the assembly of Base Vehicles in accordance with the following quality standards: (i) Seller’s manufacturing quality standards, which will be the same for the Base Vehicles and all other vehicles manufactured by Seller; (ii) any quality standards imposed under Applicable Law for the Authorized Territories (including any Safety Standards) and general industry standards for quality; and (iii) any other standards established in writing between the Parties for the Base Vehicles (collectively, the “Quality Standards”).

(b) In addition to the Quality Standards, the Parties agree that for a period of [***]following the Effective Date, the Parties will negotiate in good faith and agree on the quality system requirements, Quality Standards and quality control procedures that Seller must comply with during the Term. Once agreed, the quality system requirements, Quality Standards, and quality control procedures will be attached hereto as Exhibit 3.3(b).

(c) Seller shall provide such documentation reasonably requested by Buyer in connection with Buyer’s Production Part Approval Process (PPAP) that are in Seller’s possession or control. Seller represents that its Subcontractor who is manufacturing the Base Vehicle at the Facility has, and will maintain, ISO 9001 and/or IATF 16949 certification, as applicable. If Seller will manufacture the Base Vehicle, then, prior to Seller manufacturing the Base Vehicle, Seller will obtain and maintain ISO 9001 and/or IATF 16949 certification, as applicable.

3.4 Testing and Inspection. Prior to a Base Vehicle leaving the Facility, Seller will inspect and test each Base Vehicle in accordance with the inspection and testing standards set forth in the Quality Standards. In addition to Section 22.2, Buyer shall have the right to review the Specifications and to inspect and to witness the testing of the Base Vehicles and the Seller Parts, whether at the Facility or at the premises of Suppliers. [***].

3.5 Exclusivity. Seller acknowledges and agrees that the Base Vehicles are unique to Buyer’s business and the sale of the Base Vehicles to Competitors would be detrimental to Buyer and its business and would defeat any benefit obtained by Buyer in entering into this Agreement. Accordingly, and in consideration of Buyer entering into this Agreement with Seller, Seller agrees it shall not, whether directly or indirectly, including as an owner, shareholder, partner, or member in any entity or otherwise through an affiliate, subsidiary, subcontractor, reseller, or distributor, (i) market, promote, sell, offer to sell, quote, develop, distribute, produce, manufacture, rent, lease, license, sub-license, transfer, or otherwise supply, whether or not for consideration, the Base Vehicles to any Competitor; (ii) initiate, solicit, encourage, entertain, negotiate, accept, discuss or enter into an agreement, quotation, proposal or offer regarding the foregoing with respect to the Base Vehicles with a Competitor; or (iii) use, or permit the Base Vehicles to be used, in any manner, whether directly or indirectly, for the benefit of a Competitor. Prior to selling the Base Vehicles to a third party, Seller agrees it will undertake a reasonable due diligence inquiry into such third party to determine whether or not such third party is a Competitor. [***].

Article 4
THE FACILITY; TOOLING; SUPPLY CHAIN

4.1 Facility.

(a) Site of Manufacture. The Base Vehicles shall be manufactured at the Facility. The site of manufacture shall not be changed without the express written agreement of the Parties.

(b) Responsibility. Seller will be responsible for ensuring the Facility is in a condition to assemble the Base Vehicles in accordance with this Agreement.

(c) Minimum Manufacturing Capacity. During the Term, Seller shall reserve for Buyer at the Facility a minimum annual assembly capacity of (i) for the Initial Term, the quantity of Base Vehicles set forth in the Initial Delivery Schedule or (ii) for any Renewal Term, 1,400 Base Vehicles for Buyer in the applicable calendar year (pro-rated for any partial year)

4.2 Capacity Constraints; Preference in Production; Inventory Protection.

(a) Capacity Constraint. In the event of any capacity constraints at the Facility (whether caused by a Force Majeure Event, commercial impracticability, or otherwise), including shortage or shortages in allocated quantities of Seller Parts that are common to Seller’s other product lines (whether for itself or Seller’s other customers) and utilized in the manufacture of the Base Vehicles, Seller will (i) give Buyer [***]; (ii) immediately provide Buyer with written notice of the supply constraint, the number of Base Vehicles that will be made available during the constrained period, and when the Base Vehicles that cannot be produced during the constrained period will be made available; and (iii) work in good faith with Buyer to find an alternative source of supply during the period of constrained supply.

(b) Preference in Production. Without limiting Section 4.2(a), Seller agrees for itself and its Affiliates that Seller and Seller’s Affiliates will not (a) favor the production and/or delivery of vehicles that are not the Base Vehicles over the production and/or delivery of Base Vehicles, and/or (b) use any general business or operations processes that would have the result of favoring other vehicles of Seller or any of its Affiliates over Base Vehicles.

4.3 Seller Tooling. Seller, or its Suppliers, shall be responsible for purchasing or building all Seller Tooling necessary to manufacture and assemble the Base Vehicles and any Seller Parts. Unless otherwise agreed by Buyer pursuant to a separate agreement between the Parties, Buyer will not provide Seller any Tooling for the Base Vehicles or any Seller Parts. Seller will own Seller Tooling and shall be responsible for any and all costs and expenses associated with Seller Tooling. Without limiting the foregoing, Seller, at its sole cost and expense, agrees to perform all necessary repair, replacement, and maintenance on Seller Tooling, including keeping the Seller Tooling in the condition necessary to manufacture the Base Vehicles as required in this Agreement.

4.4 Supply Chain Matters.

(a) Suppliers. Seller shall be solely responsible for the Suppliers of all Seller Tooling and Seller Parts for the Base Vehicles. Seller agrees it shall be solely responsible for the performance of this Agreement by its Suppliers and that any breach of this Agreement by a Supplier will be deemed a breach of this Agreement by Seller.

(b) Supply Agreements. Seller shall procure (at its sole cost and expense) all (i) Seller Parts necessary for the assembly of the Base Vehicles or (ii) Service Parts required for the repair of the Base Vehicles, in each case, from the Suppliers or any additional or substitute Suppliers as Seller determines from time to time. The Supply Agreements between Seller and the Suppliers shall remain in place and shall not be assigned to Buyer.

(c) BOM. Within [***]of the Effective Date, Seller shall provide Buyer with a copy of the BOM for the Base Vehicle. If there are any updates to the BOM during the Term, Seller shall provide Buyer with an updated BOM within [***]following the revision to the then-current BOM.

4.5 Subcontractors.

(a) Notwithstanding the foregoing, Seller shall be solely responsible for manufacturing and supplying the Base Vehicles in accordance with the terms hereof. Seller will not subcontract any of its obligations under this Agreement, or otherwise change approved Subcontractors, in each case, without the prior written consent of Buyer. Any such consent of Buyer will not release Seller from, or limit any of, Seller’s obligations, responsibilities, or warranties under this Agreement. If Buyer approves a Subcontractor requested by Seller, Seller warrants and guarantees that such Subcontractor’s performance will satisfy all requirements applicable to Seller under this Agreement. Seller is solely responsible for all means, methods, techniques, sequences and procedures and for coordinating all portions of the work necessary to complete this Agreement. Notwithstanding Buyer’s approval of a Subcontractor, Seller is solely responsible for making all payments due to that Subcontractor and Buyer is not responsible for any payments (including making payments) to any Subcontractor. The direction and supervision of Seller’s and any permitted Subcontractor’s employees rest exclusively with Seller or such Subcontractor. Without limiting the foregoing, Seller must ensure that the terms of each subcontract with a Subcontractor are consistent with the terms of this Agreement (to the extent applicable to such Subcontractor) for the benefit of Buyer.

(b) Notwithstanding the terms of the applicable subcontract with a Subcontractor or Buyer’s approval of such Subcontractor, Seller shall be responsible and liable for any failure by any Subcontractor, or Subcontractor personnel, to perform in accordance with this Agreement or to comply with any duties or obligations imposed on Seller under this Agreement, including Applicable Laws, to the same extent as if such failure to perform or comply was committed by Seller or Seller’s employees. Any breach of this Agreement by a Subcontractor (or any other Personnel of Seller) will be deemed a breach of this Agreement by Seller.

(c) The initial list of the Buyer approved Subcontractors is set forth on Exhibit 4.5(c).

Article 5
REGULATORY COMPLIANCE

5.1 Motor Vehicle Safety Conformance and Certification.

(a) Seller will deliver Base Vehicles to Buyer that (i) conform to all applicable Safety Standards, and other Applicable Laws in effect on the date of manufacture in the Authorized Territory for which the Base Vehicle was ordered and (ii) include all certification labels, manuals, signage and other documents required by Governmental Authorities or Applicable Laws in the Authorized Territories (and in each Jurisdiction in the Authorized Territories) that are necessary for the Base Vehicles and for Buyer to modify the Base Vehicle into a Final Vehicle that is authorized for sale and operation in the Authorized Territories. Seller shall not deliver to Buyer any Base Vehicles that fail to comply with, or will cause Buyer to fail to comply with, the applicable Safety Standards, and other Applicable Laws on the date of manufacture shown on the vehicle certification label.

(b) Seller agree to provide to Buyer, and maintain at its sole cost and expense, complete and accurate copies of all testing, data, and related certification documentation required by Governmental Authorities in the Authorized Territories for the Base Vehicles. Seller will provide such documents to Buyer for forwarding to NHTSA or other Governmental Authorities upon request.

(c) All Base Vehicles will be delivered by Seller to Buyer as an “incomplete vehicle” as defined in 49 C.F.R. §567.3. Seller is responsible for affixing an incomplete manufacturer’s information label as required by 49 C.F.R. §567.5. Seller is responsible for providing an incomplete vehicle document for each Base Vehicle as required by 49 C.F.R. §568 and the equivalent under Applicable Law for any other Authorized Territory including the vehicle identification number and other information unique to each Base Vehicle (“Incomplete Vehicle Document”). The initial listing of vehicle type into which the incomplete Base Vehicle may be completed will include Truck as defined in 49 C.F.R. §571.3. Other vehicle types may be added or deleted as communicated by Buyer to Seller from time to time.

5.2 Traceability. Seller shall ensure for each Base Vehicle the traceability of the Seller Parts and other components the Base Vehicles in compliance with Applicable Law in the Authorized Territory including, without limitation, the serial number and origin of all Seller Parts (unless otherwise agreed in writing by the Parties). Upon request, Seller shall promptly provide to Buyer all traceability information with respect to the Base Vehicles.

5.3 Vehicle Identification Numbers. Seller will obtain and place on each Base Vehicle proper vehicle identification numbers (VIN) for each Base Vehicle that is Delivered to Buyer in accordance with Applicable Law.

5.4 Conflict Minerals. Upon Buyer’s request, Seller will provide to Buyer information in sufficient detail, and written certifications of the same, on a timely basis to enable Buyer to comply with its due diligence, disclosure and audit requirements under Section 1502 of the Dodd-Frank Act and Rule 13p-1 and Form SD under the Securities Exchange Act of 1934, as amended, and other Applicable Laws with respect to “conflict minerals” (collectively, the “Conflict Minerals Regulations”), including due inquiry of Seller’s supply chain (and certifications by such entities where required by the Conflict Mineral Regulations) and identifying conflict minerals (as defined in Section 1502(e)(4) of the Dodd-Frank Act) contained in each Base Vehicle and the country of origin of such conflict minerals or, following due inquiry, why such country of origin cannot be determined.

5.5 Emissions Certification. To the extent any vehicle emissions requirements apply to the Base Vehicles and are in effect during the Term in any Jurisdiction in the Authorized Territory pursuant to Applicable Laws, Seller will be responsible for emissions certification of the Base Vehicles in accordance with the Applicable Laws in such Jurisdiction including, without limitation, greenhouse gas emission standards, the requirements of the California Air Resource Board and the EPA, and any similar requirements or Applicable Laws in Canada. If Buyer, as the final stage manufacturer, is required by Applicable Laws for the emissions certifications of the Final Vehicles, Seller will timely provide to Buyer all information required by Buyer to complete such emissions certifications for the Final Vehicle.

5.6 Reports to Governmental Authorities.

(a) General. Buyer shall submit to the applicable Governmental Authority reports and data (collectively “Government Reports”) applicable to Final Vehicles that are required to be submitted under Applicable Law in the Authorized Territory, including, without limitation, the U.S. Transportation, Recall Enhancement, Accountability, and Documentation Act (“TREAD”). Information in Seller’s possession that is necessary for such Government Reports shall be furnished to Buyer by Seller on a timely basis in the format specified separately by Buyer, and Seller shall give reasonable assistance to Buyer in the preparation of such Government Reports. Seller shall keep Buyer informed of all information and reports and data filed with any Governmental Authority with respect to Base Vehicles and provide Buyer with copies of all such materials upon Buyer’s request.

(b) Defect Reports. Buyer shall prepare and submit to Governmental Authorities any defect and non-compliance reports required to be submitted under Applicable Laws on the Final Vehicles; provided, however, Seller, its Affiliates, and any other of its other Personnel shall provide Buyer with all information, documentation, and other requested assistance for Buyer to prepare and submit to the appropriate Governmental Authorities the required defect and non-compliance reports including (i) Emissions Defect Information Reports as may be required pursuant to 40 C.F.R. §85.1901 et seq., any Emission Warranty Information Reports, as may be required pursuant to 13 C.C.R. §2141 et seq., and any other similar emission-related defect and warranty submissions as may be required pursuant to the Applicable Laws of any other country in the Authorized Territory or jurisdiction in which the Final Vehicles are sold or (ii) any foreign defect reports that Buyer must submit under Applicable Law including, without limitation, 49 C.F.R. §579, Subpart B. Without limiting the foregoing, Seller shall provide Buyer (x) with any and all defect and non-compliance reports filed by Seller on the Base Vehicles that are not sold to Buyer and (y) engineering support in response to Buyer’s reasonable inquiries or investigations into matters involving defects or possible nonconformance with the Base Vehicles or Seller Parts (including emissions related parts or systems).

5.7 Compliance and Assistance. Without limiting the foregoing, (i) Seller is solely responsible for obtaining any and all required approvals from any Governmental Authority in the Authorized Territories that are necessary or appropriate for the sale, delivery, and operation of the Base Vehicles and (ii) Seller will timely provide Buyer with all information and documents with respect to the Base Vehicles requested by Buyer that are necessary for Buyer to comply with Applicable Laws (including all Safety Standards) as the final stage manufacturer of the Final Vehicles.

Article 6
VOLUMES; Delivery Schedules; ORDERS

6.1 Quantity and Requirements. [***]. Notwithstanding the foregoing, subject to Seller’s compliance with its obligations under this Agreement, Buyer agrees to purchase from Seller Base Vehicle quantities during the Initial Term, as set forth in the Initial Delivery Schedule.

6.2 Delivery Schedules.

(a) With respect to the Initial Delivery Schedule, and subject to Seller’s compliance with its obligations under this Agreement, Buyer will submit Orders to Seller setting forth the delivery dates and the quantities to be delivered on such delivery dates, in each case, in accordance with Section 6.4 and Section 6.5. Seller will supply and deliver the Base Vehicles in accordance with such Orders.

(b) Prior to [***]before the end of the Initial Term, Buyer will provide Seller with a delivery schedule for the Renewal Term (the “Renewal Delivery Schedule”). On the first day of each calendar quarter during the Renewal Term, Buyer will provide to Seller with another Renewal Delivery Schedule. The [***]of the Renewal Delivery Schedule will be a Firm Delivery Schedule and Buyer will submit an Order consistent with such Firm Delivery Schedule. Other than the Firm Delivery Schedule, the Renewal Delivery Schedule is subject to adjustment, cancellation, or rescheduling by Buyer in its discretion. Other than the Firm Delivery Schedule, the Renewal Delivery Schedule will not be binding on either Buyer or Seller and will be solely for informational and planning purposes only.

6.3 Firm Delivery Schedule. Subject to Buyer’s right to cancel in accordance with Section 6.7, all Firm Delivery Schedule will be binding on Buyer and Seller and will not be subject to adjustment unless otherwise agreed by the Parties in writing; provided, however, (a) Buyer may request increase or decrease in the volumes set forth in the Firm Delivery Schedule (a “Volume Adjustment”) and (b) no date in a Firm Delivery Schedule (even if such date is in any Initial Delivery Schedule) may continue past the Term unless otherwise agreed in writing by the Parties. Seller will consider in good faith any Volume Adjustments requested by Buyer; provided however, Seller’s ability to accept a Volume Adjustments will be depend on, among other things, the availability of Seller Parts, capacity of the Facility and Seller Tooling to manufacture in accordance with the Volume Adjustments, and commitments to Suppliers. All Volume Adjustments must be made in writing and signed by the Parties.

6.4 Orders. Subject to Seller’s compliance with its obligations under this Agreement, Buyer will issue Orders for Base Vehicles in accordance with the Firm Delivery Schedule and the Vehicle Price. Buyer will purchase from Seller, and Seller will sell to Buyer, the Base Vehicles set forth in the Orders issued by Buyer. Without limiting the foregoing, each Order shall:

(a) specify the type and quantity of the Base Vehicles ordered;

(b) set forth the Vehicle Price for the Base Vehicles ordered;

(c) specify the date by which the Base Vehicles under such Order are to be delivered to the Delivery Location (“Delivery Date”); provided, however, the Delivery Date shall not be earlier than the Lead Time unless otherwise agreed in writing; and

(d) be confirmed in writing by Seller [***]; provided, however, Seller will be deemed to accept each Order that is consistent with the terms of this Agreement.

6.5 Lead Time. Unless otherwise agreed by the Parties, Buyer will deliver Orders for the Base Vehicles no earlier than (i) [***]or (ii) such other time period as agreed between the Parties (the “Lead Time”). If Buyer delivers an Order with a Delivery Date that is less than the Lead Time, Seller will use all commercially reasonable efforts to meet such Delivery Date; provided, however, Seller will not be deemed in breach of this Agreement for failure to meet such Delivery Date unless Seller has agreed in writing it will meet such Delivery Date. If Seller agrees to a Delivery Date that is less than the Lead Time and Seller will incur additional costs and expenses (including expedited freight), Seller will provide Buyer with a quote for such additional expenses and, if such costs are agreed in writing by the Parties in advance, Buyer will be responsible (and will reimburse Seller) for such additional costs and expenses.

6.6 Warehouse Inventory. Without limiting the foregoing, Seller agrees to maintain at [***]a warehouse location that will have stored a quantity of Base Vehicles equal to the [***]of a Firm Delivery Schedule in the following month. [***].

6.7 Cancellations of Orders. Buyer may not cancel any Order after Seller has already started to process that Order unless:

(a) The Order was cancelled (i) [***]; (ii) [***]; (iii) [***]; or (iv) for a reason that would permit Buyer to terminate this Agreement for cause.

(b) A replacement Order is issued accounting for the Base Vehicles subject to the cancelled Order.

6.8 Electronic Data Communication. The Parties and their Affiliates will jointly work together to identify the most efficient, cost effective global solution for integrating the required electronic or data communication or other information technology systems (“IT Systems”) to allow for the exchange of accurate, timely information into or from IT Systems of Seller and Buyer required by this Agreement including, but not limited to, vehicle forecasting, ordering and tracking, engineering, invoicing and payment, service and parts, warranty, engineering bill of material and procurement.

Article 7
DELIVERY

7.1 Delivery. Time and quantity are of the essence under this Agreement. Seller will deliver the Base Vehicles to Buyer (or its designee) [***] at the Delivery Location on the Delivery Date (“Delivery”). [***]. Each delivery of the Base Vehicles must be made in the quantities and on the dates set forth in each Order. No less [***]prior to the date the Base Vehicles will be made available at the Delivery Location, Seller must notify Buyer in writing of when the Base Vehicles will arrive at the Delivery Location; provided, however, Seller shall not deliver the Base Vehicles prior to the Delivery Date without the prior written consent of Buyer. Without limiting the foregoing, Seller agrees that it or any logistics provider it uses to transport Base Vehicles to the Delivery Location will not unduly interfere with Buyer’s normal operations.

7.2 Shipment and Delivery Documentation. Seller shall prepare the Base Vehicles for shipment in accordance with this Agreement, Buyer’s reasonable written instructions, the Applicable Laws for transportation of vehicles, industry standards, and best practice. Seller shall include with each shipment of the Base Vehicles all shipment documentation as reasonably requested by Buyer, including without limitation, all properly completed documents and other information required to satisfy all customs, tariffs or other applicable governmental regulations including, but not limited to, customs documentation, bills of lading, certificates of origin, and any other document required by Applicable Laws.

7.3 Installments. With respect to the quantity of Base Vehicles in an Order, Seller shall not deliver such Base Vehicles in installments without the prior written consent of Buyer. To the extent Buyer approves delivery in installments, those installments will be invoiced and paid for separately.

7.4 Title and Risk of Loss. Title and risk of loss will be transferred from Seller to Buyer at Delivery.

7.5 Delays.

(a) Seller shall immediately notify Buyer upon becoming aware of (i) any event that may result in Seller’s inability to timely deliver Base Vehicles that conform to the Requirements and in the quantity set forth in any Order, whether or not excusable herein, including its expected duration, the reasons thereof, and all other pertinent information regarding the delay including Seller’s written corrective action play to mitigate the delay; (ii) any event that might cause a material breach by Seller of any of its obligations under this Agreement; or (iii) any issue that might result in a material supply interruption (including for the Seller Parts) of any duration. Buyer’s receipt of such notification or acknowledgment by Buyer of such notification shall not constitute a waiver of any delivery schedule.

(b) [***]

7.6 Conformity of Base Vehicles. [***].

7.7 Inspection Following Delivery. Buyer (through its designee) may conduct inspections of the Base Vehicles at the Delivery Location following Delivery. Any Non-Conformities discovered by Buyer pursuant to such inspections will be addressed in accordance with Section 7.8. Any inspection by Buyer or its designee of any Base Vehicle shall not constitute acceptance. Neither inspection nor acceptance hereunder will constitute a waiver of any of Buyer’s rights or remedies for Non-Conformities with respect to such Base Vehicle.

7.8 Non-Conformity.

(a) At time of Delivery. If a Non-Conformity is discovered by Buyer or Seller (or either of their designees) at the time of Delivery, [***]. Once repaired or corrected, previously rejected Base Vehicles shall then be resubmitted for inspection in accordance with Section 7.7.

(b) Prior to End User Sale. If a Non-Conformity is discovered after Delivery but before an Authorized Dealer delivers a Final Vehicle to an end user, [***]. In cases where the Parties choose to have Buyer or its designees repair that portion of the Final Vehicle that constitutes the Base Vehicles, Seller shall provide descriptions of the Non-Conformity correction procedures, Base Vehicle information and needed Service Parts for Buyer to conduct such repair to the Base Vehicles, before the Base Vehicles are delivered to the end-users. Buyer will develop its own processes to conduct the correction procedure, collect all reasonable costs and expenses incurred and charge Seller. Also, the Parties agree that for certain kinds of repairs, Seller may send to Buyer at Seller’s cost, qualified Seller personnel to assist in the performance of such repairs, upon agreement between the Parties.

Article 8
PRICE AND PAYMENT

8.1 Vehicle Price; Price Coverage.

(a) Vehicle Price. For each conforming Base Vehicle that is Delivered under this Agreement, Buyer shall pay Seller the price [***] as set forth on Exhibit 8.1 (as applicable, collectively the “Vehicle Price”).

(b) Price Coverage. Except as provided for in Section 8.2, Exhibit 8.1, or as otherwise agreed in writing by the Parties, the Vehicle Prices (i) are fixed; (ii) constitute the total prices for the delivery, manufacture, processing, testing, weighing, inspecting, marking, storing, tagging, and labeling of the Base Vehicles; (iii) include, and Seller is responsible for, all costs and expenses relating to the packaging, crating, boxing, handling, special handling, transport, freight, loading and unloading, customs, Taxes (other than sales Taxes), duties, insurance, and any other similar fiscal contribution related to the Base Vehicles; (iv) are not subject to increase for any reason including, without limitation, changes in market conditions, increases in the cost of material, labor or overhead costs, duties, transportation, burden, volume, energy, foreign exchange rates, or other manufacturing costs; and (v) represent the sole and entire financial consideration for all the rights, transfers, conveyances, and licenses given by Seller to Buyer under this Agreement, and for all of the other tasks, services, expenses, and obligations of Seller under this Agreement.

8.2 Tariff Costs Adjustments. [***]

(a) [***].

(b) [***].

(c) [***].

8.3 [***].

8.4 [***].

8.5 Invoices. Seller will issue invoices for all Base Vehicles that were Delivered promptly following the Delivery Date. No invoices will be issued prior to the date the Base Vehicles are Delivered at the Delivery Location. Each invoice delivered by Seller will be in English and (i) will set forth the Vehicle Price for each Base Vehicle, the quantity of the Base Vehicles that were Delivered, the Orders to which the invoice relates, and any other information reasonably requested by Buyer and (ii) must be accompanied by an appropriate proof of delivery for the Base Vehicles Delivered, which may include proof of shipment along with appropriate shipment tracking information to allow Buyer to confirm the Base Vehicles were Delivered. The currency for each invoice must be in United States Dollars.

8.6 Payment. Each invoice issued by Seller to Buyer for the Base Vehicles will be due and payable [***]following the date that is the later of (i) Buyer’s receipt of Seller’s invoice or (ii) Buyer’s receipt of the Base Vehicles. [***]. Buyer will pay all invoices in U.S. Dollars by wire transfer. If a payment date falls on a non-business day in the State of Ohio, the payment due date will be the next business day. Payment of invoice does not constitute acceptance of the Base Vehicles or otherwise be deemed a waiver by Buyer of any breach of this Agreement.

8.7 Invoice Disputes. If Buyer disputes any invoice or other statement of amounts due, Buyer shall notify Seller in writing. The Parties shall negotiate in good faith to attempt to resolve the dispute. Seller shall provide all such evidence as may be reasonably necessary to verify the disputed invoice or request for payment. Seller’s obligations to supply the Base Vehicles shall not be affected by any payment dispute.

8.8 Setoff.  [***].

8.9 Taxes. The Vehicle Price is inclusive of all Taxes, other than sales Taxes that Seller is required to collective from Buyer pursuant to an Applicable Law in the United States of America. Such Taxes, if any, will be separately stated in Seller’s invoice and will be paid by Buyer unless an exemption is available and Buyer provides Seller with the requisite exemption certifications or filings. For clarity, each Party is responsible for any personal property Taxes or other similar Taxes on property it owns or leases for its own use, for franchise and privilege Taxes on its business, and for Taxes based on its net income or gross receipts.

8.10 Electric Vehicle Based Incentives and Credits. For the Base Vehicles, (i) Buyer will be entitled to retain all EV Credits that accrue to the purchaser of electric vehicles and (ii) Seller will be entitled to retain all EV Credits that accrue to the manufacturer of electric vehicles (such as greenhouse gas credits). With respect to any EV Credits related to that portion of the Vehicle that is not the Base Vehicle, Buyer will be entitled to retain all such benefits and advantages. Each year during the Term and otherwise upon request by Buyer, Seller will submit to, and maintain with, all Governmental Authorities in each Jurisdiction where such EV Credits are available all filings and registrations necessary to qualify the Base Vehicles for EV Credits. Seller shall also provide to Buyer information on the amount of the EV Credits available for each Base Vehicle in a Jurisdiction within the Authorized Territory. To the extent Seller is unable to submit any filing to a Governmental Authority for an EV Credit, Seller will provide Buyer all information necessary for Buyer to provide the Governmental Authority with all filings necessary to obtain the applicable EV Credits. Without limiting the foregoing and unless otherwise agreed, Seller will ensure that the Base Vehicles continue to qualify for all EV Credits available in a Jurisdiction within an Authorized Territory.

8.11 Financial Obligations. Except as otherwise provided in this Agreement, each Party will be responsible for its own costs and expenses related to the performance and completion of its respective responsibilities and obligations under this Agreement and the preparation, execution, and delivery of this Agreement.

Article 9
CHANGE MANAGEMENT

9.1 Buyer Proposed Changes.

(a) Buyer shall have the right to request Changes and, subject to Section 9.1(b), Seller will implement such Changes as soon as practicable. Buyer and Seller will work collaboratively to ensure that changes are mutually beneficial and commercially viable for both parties.

(b) If a Change will require Seller to incur third party costs or expense or will impact the time for performance by Seller, before commencing to implement the Change, Seller must provide Buyer written notice of the impact to time for performance or a written estimate of the costs of implementing the Change. Thereafter, the Parties will mutually agree on the cost to implement the Change or the impact to the time for performance, as applicable. Any costs to implement the Change will be reimbursed by Buyer either (i) through an equitable adjustment to the Vehicle Price or (ii) directly to Seller following Seller’s invoice to Buyer. Any costs to be reimbursed directly to Seller will be payable by Buyer to Seller in accordance with Section 8.6. Notwithstanding the foregoing, no costs will be payable by Buyer to Seller for any Change that is required by Applicable Laws (including the Safety Standards).

9.2 Seller Proposed Changes. Seller will not make any Changes unless agreed in writing by Buyer; provided, however, Seller may make Changes that are expressly required by Applicable Laws (including the Safety Standards) as long as Seller provides prior written notice to Buyer specifying the Applicable Law that requires the Change, how the Change will impact the Base Vehicle, the date the Change will be made, and all other information requested from Buyer detailing the Change. All Changes made pursuant to this Section 9.2 will be at Seller’s sole cost and expense.

Article 10
WARRANTIES

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that (a) it is a corporation duly incorporated, validly existing, and in good standing under the laws of its state or province of incorporation; (b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement; (c) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder, and the execution of this Agreement has been duly authorized by all necessary action; (d) the execution, delivery, and performance of this Agreement will not violate, conflict with, require consent under, or result in any breach or default under any such Party’s organizational documents, any Applicable Law, or with or without notice or lapse of time or both, the provisions of any other contract or agreement to which such Party is a party; (e) this Agreement has been executed and delivered by such Party and constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (f) it has obtained all material licenses, authorizations, approvals, consents, or permits required by Applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement.

10.2 Base Vehicle Warranty.

(a) Seller agrees that each Base Vehicle will come with the Base Vehicle Warranty and that the Base Vehicle Warranty will inure to the benefit of Buyer and other end users or lessees of the Final Vehicle as it relates to the Base Vehicle.

(b)  [***].

10.3 Warranty Claims.

(a) The Parties agree that Buyer will manage and process all warranty claims on the Final Vehicles including claims related to the Base Vehicle Warranty. Buyer agrees that the process for managing and approving claims under the warranty provided by Buyer for the Final Vehicle will be the same for the Base Vehicle Warranty.

(b) On no less than a quarterly basis (or such other time period as the Parties may agree), Buyer will send to Seller a report of all warranty claims under the Base Vehicle Warranty.

(c) [***]:

(i)

(d) [***].

10.4 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES SET OUT IN THIS AGREEMENT, SELLER MAKES NO OTHER REPRESENTATIONS, WARRANTIES, GUARANTEES OR CONDITIONS WHATSOEVER, WHETHER VERBAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES, GUARANTEES AND CONDITIONS, INCLUDING ALL IMPLIED WARRANTIES OR CONDITIONS OF DURABILITY, MERCHANTABILITY AND FITNESS FOR PURPOSE.

Article 11
AFTER-SALES AND SERVICE SUPPORT

11.1 Service Parts.

(a) [***], Seller will sell to Buyer its requirements of Service Parts. All representations, warranties, and covenants made by Seller for the Base Vehicles under this Agreement apply, as applicable, to the Service Parts including, without limitation, ARTICLE 7 (DELIVERY) (including Section 7.6). [***]. In addition, the Parties agree (i) Buyer shall issue orders for the Service Parts that are similar to Section 6.4 and (ii) Buyer shall have the option to designate a location for the Service Parts that are different than the Delivery Location including, without limitation, deliveries to Authorized Dealers or other repair facilities. For clarity, Buyer will not be charged any amounts for Service Parts that are required by Buyer due to a Non-Conformity, a Field Action caused by the Base Vehicle, or for claims covered under the Base Vehicle Warranty.

(b) [***].

(c) Seller agrees that Buyer must distribute Service Parts purchased from Seller through any distribution channel including, without limitation, Authorized Dealers, authorized distributors, or other national and fleet accounts in, each case, under trademarks or brands that Buyer designates in its sole discretion.

(d) All Service Parts will come with a warranty to the end user that is no less than the warranty offered by Seller or its Suppliers on other similar parts, but in no event will the warranty be less than the warranty for similar parts offered by third parties unless otherwise agreed in writing by Buyer.

(e) This Section 11.1 will survive any termination or expiration of this Agreement for any reason.

11.2 Technical Training and Publications.

(a) Seller will provide Buyer all available technical training source information with sufficient content to enable the training of technicians in the correct diagnosis and repair procedures for the Base Vehicle. Seller will send Buyer training information as soon as it is available, but no later than [***]prior to the delivery of a model year of a Base Vehicle. Seller will provide a summary of the recommended teaching aids and equipment required to support training materials (e.g., tools, components, vehicles). Without limiting the foregoing, Seller will provide to Buyer all reasonably requested information and assistance with respect to training for repairs of the Base Vehicle.

(b) In addition, Seller will timely provide Buyer with all technical publications for the Base Vehicles, including operator and service manuals and illustrated parts catalogs (including the original manufacturing part number, recommended Service Parts list, labor time guides, and/or a minimum stock parts list, if applicable).

11.3 Glove Box Materials and Service Manuals. Seller shall provide Buyer with all reasonably requested information, documentation, and assistance necessary for Buyer to create all required glove box literature, service manuals, and other materials that will be provided with the Final Vehicles; provided, however, Seller shall have no obligation to provide any of the foregoing that does not apply to the Base Vehicle.

11.4 Service Bulletins. Seller will notify Buyer of any proposed Base Vehicle technical bulletins by sending the draft version of the bulletins to Buyer in Microsoft Word format at the same time the draft version of the bulletin is sent out for review internally by Seller. Such timing will allow Buyer time to prepare for the release of the corresponding Final Vehicle bulletin, and source any required parts, tools, etc. necessary to implement the bulletin. On or before publication, Seller will provide to Buyer a final version of each bulletin (in English) in Microsoft Word format via email. Seller will make its applicable Personnel available to Buyer, Authorized Dealers, and other repair facilities to answer any questions and address any issues related to the Base Vehicle. Seller will use best efforts to respond to Buyer within [***]of receipt of the request for support by Buyer and will provide a response no later than [***]from receiving the request.

11.5 Special Tooling. To the extent special Tooling is required to service, repair, or otherwise maintain the Base Vehicles (“Special Tooling”), Seller will supply to Buyer the Special Tooling requirements along with recommendations of potential suppliers of the Special Tooling. Upon request, Seller will allow Buyer to purchase such Special Tooling through Seller utilizing any discounts or other incentives provided by such supplier to Seller.

Article 12
FIELD ACTIONS; GOVERNMENTAL INVESTIGATIONS; PRODUCT LIABILITY

12.1 Investigation of Field Issues.

(a) The Parties acknowledge and agree that it is in their mutual best interest to promptly identify and address product issues that may exist in all or a defined subset of Final Vehicles and that may involve a potential safety defect or noncompliance with any Safety Standard or governmental emissions control standard or regulation (“Field Issues”). Each Party will promptly report to the other Party any potential Field Issues that come to the attention of a Party. The Parties agree to cooperate fully and to implement a process to facilitate open communication. [***].

(b) [***].

12.2 Governmental Investigations

(a) Each Party shall promptly notify the other Party upon the receipt of a Governmental Investigation or government request for information or government finding of a safety defect or noncompliance with any Safety Standards or governmental emissions control or regulation or other Applicable Law relating to the Base Vehicles sold to Buyer or the Final Vehicles. If Seller receives an inquiry from Governmental Authorities about the Final Vehicles, it will refer that inquiry to Buyer for a response unless the inquiry is solely with respect to a Base Vehicle not sold to Buyer in which case Buyer will have no liability or responsibility to the Governmental Authorities. Seller reserves the right to participate in any Governmental Investigation or government request for information or government finding of a safety defect or noncompliance with any Safety Standards or governmental emissions control or regulation or other Applicable Law relating to the Base Vehicles.

(b) In connection with any request for any data or information and any allegations or inquiries from Governmental Authorities concerning suspected or alleged safety defects or noncompliance with any governmental safety standard or regulation, emissions-control standard or regulation in the Authorized Territory relating to the Final Vehicles, or other Applicable Law relating to any Final Vehicle then (i) [***]; (ii) [***]; (iii) [***]; and (iv) [***]. Notwithstanding the foregoing, to the extent there is a request, allegation, or inquiry from a Governmental Authority on a matter that a Party is responsible to control under this Section 12.2(b) that would reasonably be expected to result in an adverse impact on the other Party’s rights, interests or reputation, the controlling Party will consult with other Party regarding such request, allegation, or inquiry and in good faith consider the other Party’s positions, suggestions, and strategies for preparing a response.

(c)  Buyer may conduct meetings with Governmental Authorities related to the Final Vehicles without any participation by Seller unless one of the topics to be discussed at the meeting is the Base Vehicles or Seller Parts in a Final Vehicle, in which case, (i) Buyer shall notify Seller its receipt of any such request to conduct a meeting, (ii) Buyer shall use commercially reasonable efforts to facilitate Seller’s participation in such meeting (it being understood that if a Governmental Authority recommends or requires a specific meeting time then Buyer is not required to object to such a meeting time and will promptly inform Seller of the meeting time), and (iii) to the extent Seller cannot participate, Buyer will use good faith efforts to postpone any substantive discussions on the Base Vehicles or Seller Parts until Seller can participate. Seller shall not conduct any meeting with Governmental Authorities regarding the Final Vehicles without participation by Buyer. If Governmental Authorities are in discussions with Seller on unrelated matters and raise an issue related to the Final Vehicles, Seller will act in good faith to postpone any substantive discussions related to the Final Vehicles so that Buyer can participate.

(d) The foregoing obligations shall not be applicable to the extent a Party is either requested or prohibited by a Governmental Authority from engaging in any of the above actions or communications.

12.3 Governmental Finding. In the event of a finding by any Governmental Authority of any safety defect or noncompliance with any Safety Standard or other Applicable Law relating to the Final Vehicles (a “Government Finding”), (a) negotiations with that Governmental Authority about the amount of civil penalties, fines, or other monetary assessment, or whether to conduct a Field Action and (b) any decision on whether to challenge Government Findings shall be, in each case, conducted or made by conducted or made by [***]. Each Party shall apprise the other Party of all matters regarding such Government Findings. Each Party shall notify the other upon such Party’s receipt of notice of any Government Finding.

12.4 Field Actions.

(a) Decision Authority. Buyer or its Affiliates shall be responsible for deciding when a Field Action involving some or all of the Final Vehicles is reasonably necessary to address a Field Issue and Buyer shall be responsible for conducting such a Field Action on the Final Vehicles. Notwithstanding the foregoing, Buyer agrees to provide written notice to Seller if Buyer is considering a Field Action that relates to the Base Vehicles and will consider in good faith Seller’s position with respect to such Field Action. Buyer is not required to confer with Seller if the Field Action relates to a Buyer Part.

(b) Notices. Buyer shall prepare all notices, bulletins, and other communications regarding defects in the Final Vehicles; provided, however, Seller shall assist Buyer in preparing (and timely provide all information necessary for Buyer to prepare) all notices, bulletins and other communications to Authorized Dealers and Final Vehicle owners regarding defects or non-compliances in the Base Vehicles or the Seller Parts (including any Service Parts).

(c) Reimbursement for Field Actions. [***].

Article 13
PRODUCT LIABILITY

13.1 Product Liability.

(a) [***].

(b) [***].

(c) [***].

(d) [***].

Article 14
INDEMNIFICATION and limitation of liability

14.1 Indemnification by Seller.

(a) Seller agrees to indemnify, defend, and hold harmless Buyer and it Representatives from and against any and all Claims and Losses arising out of such Claims, in each case, to the extent caused by any of the following:

(i) Seller’s breach of this Agreement;

(ii) any Seller Product Liability Claim;

(iii) any Non-Conformity in the Base Vehicle or a Seller Part;

(iv) any use by Seller or its Affiliates of any Buyer Intellectual Property other than as set forth in this Agreement;

(v) any act or omission by any of Seller’s Personnel, Representatives, agents or Suppliers while at or about Buyer’s facilities, including failure to comply with Buyer’s safety and other policies and procedures applicable to Buyer’s employees and visitors to Buyer’s facilities, negligence or improper conduct of any nature or type, including physical, mental or sexual abuse or harassment, invasion of privacy, and violation of civil rights or discrimination;

(vi) any injury to Seller’s Personnel or to any of their property, while at Buyer’s facility unless such injury is the proximate, direct and sole result of Buyer’s or its employees negligent acts or omissions;

(vii) nonpayment of sums allegedly due and owing to any and all of Supplier’s Personnel;

(viii) the gross negligence or willful misconduct of Seller, its Representatives, or Personnel; and

(ix) any Claim with respect to any other vehicle manufactured or assembled by Seller, other than the Base Vehicles sold to Buyer.

(b) The obligations of Seller under this Section 14.1 shall survive the termination of this Agreement.

(c) With respect to the Seller’s indemnity obligations set forth in this Article, Buyer shall have the right at its cost and expense to participate in, the defense of, any action, suit, proceeding, demand, assessment, or judgment brought by any party against Buyer and its Representatives.

14.2 Indemnification by Buyer.

(a) Buyer agrees to indemnify, defend, and hold harmless Seller and its Representatives, from and against any and all Claims and Losses arising out of such Claims, in each case, to the extent caused by any of the following:

(i) Buyer’s breach of this Agreement;

(ii) any Buyer Product Liability Claim;

(iii) any use by Buyer or its Affiliates of any Seller Intellectual Property other than as set forth in this Agreement;

(iv) any injury to Buyer’s Personnel or to any of their property, while at Seller’s facility, unless such injury is the proximate, direct and sole result of Seller’s or its employees negligent acts or omissions;

(v) any act or omission by any of Buyer’s Personnel, Representatives, agents or suppliers while at or about Seller’s facilities, including failure to comply with Seller’s safety and other policies and procedures applicable to Seller’s employees and visitors to the Seller’s facilities, negligence or improper conduct of any nature or type, including physical, mental or sexual abuse or harassment, invasion of privacy, and violation of civil rights or discrimination;

(vi) the gross negligence or willful misconduct of Buyer, its Representatives, or Personnel;

(vii) nonpayment of sums allegedly due and owing to any and all of Buyer’s Personnel;

(viii) any Claim with respect to the Final Vehicle to the extent that the Claim does not arise from the Base Vehicle or a Seller Part; and

(ix) any Claim with respect to any other vehicle manufactured or assembled by Buyer, other than the Final Vehicle.

(b) The obligations of Buyer under this Section 14.2 shall survive the termination of this Agreement.

(c) With respect to the Buyer’s indemnity obligations set forth in this Article, Seller shall have the right at its cost and expense to participate in the defense of, any action, suit, proceeding, demand, assessment, or judgment brought by any party against Seller or its Representatives.

14.3 Claims Process. In order for indemnity to be provided hereunder, the claiming Party must:

(a) promptly notify the other Party of the need for indemnity as soon as reasonably possible; provided that failure to provide such notice will not release the indemnifying Party from any obligations hereunder except to the extent that the indemnifying Party is materially prejudiced by such failure.;

(b) provide the other Party with reasonable support necessary to defend against the Losses, at the indemnifying Party’s expense; and

(c) except as otherwise set forth in this Agreement, grant the indemnifying Party authority to litigate, settle, or otherwise dispose of the action giving rise to indemnity in any reasonable manner that the indemnifying Party, with the consent of the other Party (which will not be unreasonably withheld, delayed or conditioned). Each Party will have an ongoing obligation to reasonably mitigate Losses during any indemnification period.

14.4 LIMITATION OF LIABILITY. EXCEPT FOR EXCLUDED CLAIMS, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES OR LOSSES WHATSOEVER (INCLUDING LOST PROFITS) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES OR LOSSES WERE FORESEEABLE, (B) WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, STATUTORY OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

Article 15
DISPUTE RESOLUTION

15.1 Dispute Resolution.

(a) Subject to Section 15.3, all disputes or claims between the Parties arising out of this Agreement will be resolved pursuant to this Section 15.1 as follows:

(i) Either Party may initiate the dispute resolution process set forth in this Section by giving written notice of a dispute (“Notice of Dispute”), to which the other Party will respond within [***]Business Days of receiving such notice. The Notice of Dispute and the response will include (1) a statement of each Party’s position and a summary of arguments supporting that position and (2) the name and title of the representative of each Party who will represent that Party in attempting to resolve the dispute (each, a “Dispute Manager”).

(ii) Within [***]Business Days of the delivery of the Notice of Dispute, the Dispute Managers will meet, either in person or by teleconference (and will continue to meet as often as the Parties reasonably deem necessary), in order to gather from and furnish to the other all information with respect to the matter at issue which the Parties believe to be appropriate and germane in connection with its resolution and attempt in good faith to resolve such dispute.

(iii) If, within [***]Business Days of the delivery of the Notice of Dispute, the Dispute Managers are unable to resolve the dispute (or at such earlier time that the Dispute Managers agree they will not be able to resolve the dispute), the Parties will notify their respective executive level representatives (each, a “Management Representative”). The Management Representatives will meet (either in person or by teleconference) to resolve the dispute. If Management Representatives are unable to resolve the dispute within [***]Business Days of referral to senior management, the Parties may pursue other available legal and equitable remedies.

(iv) During the course of discussion, all reasonable requests made by one Party to another for non-privileged information reasonably related to the dispute will be honored in order that each of the Parties may be fully advised of the other’s position. All negotiations pursuant to this Section will be confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

15.2 Litigation. Notwithstanding the foregoing, either Party may institute litigation of a dispute if:

(a) the designated representatives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely;

(b) [***]days have elapsed from the date of the Notice of Dispute (this period will be deemed to run notwithstanding any claim that the process described in this Section was not followed or completed); or

(c) commencement of litigation is appropriate to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or a Party makes a good faith determination that a breach of this Agreement by the other Party is such that a temporary restraining order or other injunctive relief is necessary.

15.3 Equitable Remedies. Either Party may institute formal proceedings to obtain injunctive relief in order to: (1) avoid the expiration of any applicable limitations period; (2) preserve a superior position with respect to other creditors; (3) address a claim arising out of the breach of a Party’s obligations with respect to [***]; or (4) prevent other damages that are so immediate, so large or severe, and so incapable of adequate redress after the fact that a temporary restraining order or other immediate injunctive relief is the only adequate remedy [***].

15.4 Continued Performance. Each Party agrees to continue performing its obligations under this Agreement while a dispute is being resolved except to the extent the issue in dispute precludes performance and without limiting either Party’s right to terminate this Agreement.

Article 16
TERM AND TERMINATION

16.1 Term. Unless sooner terminated as set forth in Section 16.2, this Agreement shall commence on the Effective Date and shall remain in effect through March 31, 2024 (the “Initial Term”). Following the Initial Term, unless sooner terminated as set forth in Section 16.2, this Agreement will continue for consecutive one (1) year periods (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless a Party provide the other Party with six (6) months written notice prior to the expiration of the Initial Term or the then-current Renewal Term that it wishes to terminate this Agreement.

16.2 Termination.

(a) Upon Mutual Agreement. This Agreement may be terminated at any time upon the mutual written agreement of the Parties.

(b) By Buyer For Cause. Buyer has the right to terminate this Agreement or any Order upon written notice to Seller, if:

(i) Seller is in material breach of any representation, warranty or covenant of Seller under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller within [***]days after Seller’s receipt of written notice of such breach;

(ii) Seller (A) repudiates its obligations under this Agreement, (B) conditions the continued full performance of its obligations under this Agreement on Buyer’s agreement to modify the terms of this Agreement; or (C) admits in writing its inability to performance its obligations under this Agreement as and when due;

(iii) Seller (A) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (B) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, (C) makes a general assignment for the benefit of its creditors, or (D) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(iv) Seller experiences a Force Majeure Event and such Force Majeure Event lasts for [***]or more days.

(c) By Seller For Cause. Seller has the right to terminate this Agreement upon written notice to Buyer, if:

(i) Buyer is in material breach of any representation, warranty or covenant of Buyer under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within [***] days after Buyer’s receipt of written notice of such breach;

(ii) Buyer (A) repudiates its obligations under this Agreement, (B) conditions the continued full performance of its obligations under this Agreement on Seller’s agreement to modify the terms of this Agreement, or (C) admits in writing is inability to perform its obligations under this Agreement as and when due; or

(iii) Buyer (A) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (B) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, (C) makes a general assignment for the benefit of its creditors, or (D) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

16.3 Obligations Upon Termination or Expiration.

(a) Termination and Orders in Process.

(i) In the event of termination of this Agreement pursuant to Section 16.2(c), Seller shall have the right to [***].

(ii) In the event of a termination of this Agreement pursuant to Section 16.2(b), Buyer shall have the right [***].

(iii) The foregoing is in addition to all other accrued but unpaid amounts owing under this Agreement on the date of termination.

(b) Work Product and Intellectual Property. In the event of termination or expiration of this Agreement for any reason, each Party shall promptly return to the other Party all tangible embodiments of such Party’s Intellectual Property, and shall delete, using methods reasonably certain to prevent recovery or recreation, all electronic copies of such items. At a Party’s request, the other Party will certify compliance with this requirement. Each Party shall cease using the other Party’s trademarks, tradenames, emblems or copyrights and the like, except as necessitated to fulfill any continuing obligations hereunder.

(d) Protection of Property. Each Party shall take all action necessary to protect property in its possession in which the other Party has an interest. Each Party shall, upon request of the other Party, arrange for delivery, at the expense of the other Party, of any property of the requesting Party in the other Party’s possession in accordance with the other Party’s instructions.

(e) Minimization of Disruption. In the event of termination of this Agreement or expiration of this Agreement for any reason, the Parties shall discuss in good faith any matters not described above. The principal objective of such meeting will be to discuss how to minimize any disruption to either Party’s business as well as mitigate the actual or potential adverse consequences of such termination.

16.4 Additional Remedies. Except as where specifically limited herein, in the event of termination of this Agreement based on a breach, the non-breaching Party shall have all remedies available under the Contract Documents and Applicable Laws, and all remedies are cumulative. The exercise of one remedy by the non-breaching Party will not restrict the exercise of any other remedies. All remedies hereunder shall survive the expiration or termination of this Agreement.

16.5 Survival. To the extent provisions of the Agreement are intended to survive any expiration or termination of the Agreement, those provisions shall remain in effect after any termination or expiration.

Article 17
INTELLECTUAL PROPERTY

17.1 Intellectual Property. Except as may otherwise be provided in this Agreement:

(a) Seller reserves and maintains sole and exclusive right, title, and interest to all Seller Intellectual Property, which shall be the sole and exclusive property of Seller and shall be controlled exclusively by Seller. Except to the extent set forth in this Agreement, neither Buyer, its Personnel, nor its Representatives will have any interest in the Seller Intellectual Property.

(b) Buyer reserves and maintains the sole and exclusive right, title, and interest to all Buyer Intellectual Property, which shall be the sole and exclusive property of Buyer and shall be controlled exclusively by Buyer. Except to the extent set forth in this Agreement, neither Seller, its Personnel, nor its Representatives will have any interest in the Buyer Intellectual Property.

17.2 License to Seller Intellectual Property. Seller, for itself and on behalf of its Personnel and Representatives, grants to Buyer, its Personnel, and Representatives a non-exclusive, non-transferable, worldwide, irrevocable, fully paid-up license, with the right to grant sublicenses to and under such Seller Intellectual Property for the sole purpose of (i) [***]; (ii) [***]; (iii) [***]; and (iv) [***]. Seller represents and warrants to Buyer that it has all rights and licenses necessary to grant such license. [***].

17.3 Work Product. To the extent Buyer engages Seller to develop any products or services specifically for Buyer and Buyer pays Seller for such development, Seller agrees that such products or services (collectively “Work Product”) shall belong exclusively to Buyer. Seller agrees that the Work Product is a “work made for hire” for Buyer, as such term is defined in 17 U.S.C. § 101, and that all copyrights in such Work Product shall be, and are, owned solely, completely, and exclusively by Buyer. If for any reason the Work Product does not constitute a “work made for hire,” Seller hereby assigns to Buyer, all of Seller’s right, title, and interest in and to the Work Product. Seller agrees to execute all documents reasonably requested by Buyer to further evidence the foregoing assignment and to provide all reasonable assistance to Buyer in perfecting or protecting Buyer’s rights in the Work Product.

17.4 Car Badging; Trademarks. Each Base Vehicle sold to Buyer hereunder will be badged according to Buyer’s specifications with such Buyer trademarks as are designated from time to time by Buyer. Buyer will designate any Seller badging or trademarks that appears on the Base Vehicle that Buyer does not want to show on the Base Vehicle and Seller will remove such badging or trademarks. Buyer will not add any Seller badging or trademarks to the Base Vehicle or the Final Vehicle without Seller’s prior written consent.

17.5 Brands, Trademarks and Copyrights. Except as necessary to perform a Party’s obligations under this Agreement, neither Party is entitled to use the other Party’s trademarks, tradenames, trade dress, logos, emblems or copyrights and the like without the express written prior consent of the other Party.

Article 18
CONFIDENTIALITY

18.1 Confidentiality. The Parties agree that their respective obligations concerning confidentiality are set forth in the Nondisclosure Agreement. The provisions of the Nondisclosure Agreement are incorporated into this Agreement by reference as if restated fully herein. For avoidance of doubt, the content of this Agreement is “Confidential Information” as that term is defined in the Nondisclosure Agreement.

18.2 Survival. The terms and conditions of the Nondisclosure Agreement will survive the expiration or termination of this Agreement as set forth in the Nondisclosure Agreement.

Article 19
INSURANCE

19.1 Seller Insurance Requirements. During the Term, Seller shall maintain and keep in force, at its own expense, the following minimum insurance coverages and minimum limits:

(a) Workers’ Compensation Insurance providing statutory benefits and Employer’s Liability Insurance with limits of not less than those limits that are required by Applicable Law.

(b) Comprehensive Commercial General Liability Insurance covering claims for bodily injury, death, and property damage, including Premises and Operations, Independent Sellers, Product and Completed Operations, Personal Injury, Contractual Liability, Fire Legal Liability, Product Liability Coverage, and Broadform Property Damage liability coverages, with limits as follows: [***]. Seller, at its sole discretion, in lieu of a primary commercial general liability insurance policy may provide an umbrella insurance program recognizing products and completed operations coverage in an amount not less than [***] per occurrence and in the aggregate.

(c) [***].

(d) Seller shall deliver to Buyer upon Buyer’s request the policies of insurance or duplicates thereof or other evidence satisfactory to Buyer of the insurance coverage.

19.2 Buyer Insurance Requirements. During the Term, Buyer shall maintain and keep in force, at its own expense, the following minimum insurance coverages and minimum limits:

(a) Comprehensive Commercial General Liability Insurance covering claims for bodily injury, death, and property damage, including Product and Completed Operations, Personal Injury, Product Liability Coverage, , with limits as follows: [***]. Buyer, at its sole discretion, in lieu of a primary commercial general liability insurance policy may provide an umbrella insurance program recognizing products and completed operations coverage in an amount not less than [***] per occurrence and in the aggregate.

(b) [***].

(c) Buyer shall deliver to Seller upon Sellers’s request the policies of insurance or duplicates thereof or other evidence satisfactory to Seller of the insurance coverage.

19.3 Evidence of Coverage. Each Party shall provide the other Party with a proper certificate of insurance from its insurance carrier prior to commencing performance of this Agreement. Each Party will include the other Party and its Affiliates as an additional insured and loss payee on such Party’s certificate with respect to all insurance required by the Contract Documents (excluding Worker’s Compensation) and shall contain endorsements stating that the policies are primary and not excess over or contributory with any other valid, applicable, and collectible insurance in force for the other Party. Seller shall also provide Buyer with certificates of the above described insurance obtained by its Subcontractors and suppliers. Either Party’s failure to request a copy of the certificate of insurance shall not be considered to be a waiver of such Party’s obligation to procure and maintain such insurance.

19.4 Cancellation. Each insurance policy shall contain a clause that states that the policy shall not be cancelled by the insurance company without thirty (30) days written notice to the other Party of intention to cancel. Each Party understands and agrees that enforcement of all insurance coverage pursuant to this Article is the responsibility of such Party, including coverage for all applicable Subcontractors, vendors, and suppliers.

19.5 Subrogation; Liability Limitation. Each Party waives subrogration against the other Party’s insurance coverage pursuant to this Article 19 (Insurance). Evidence of such waiver satisfactory in form and substance to the other Party shall be exhibited in such certificates furnished hereunder. Neither Party’s liabilities to the other Party under this Agreement shall be released or limited by such Party maintaining the required insurance policies.

Article 20
EXPORT COMPLIANCE

20.1 Import/Export; Customs Clearance. Seller or its designated agent: (i) will be the importer and exporter of record on all cross-border transfers, returns, and others shipments of Base Vehicles between the Parties, (ii) will not list Buyer on any import, export, or other customs documentation, and (iii) will be directly responsible for ensuring that such cross-border transfers, Base Vehicles returns, and other shipments comply with all export, import, and other Applicable Laws (including export licensing, shippers export declaration, and export invoice). As the importer and exporter of record, Seller or its designated agent will be responsible [***]. Without limiting the foregoing, any export or import document must, among other matters, separately itemize and state the separate value for each item of hardware, software, set-up, and any non-dutiable service.

20.2 Certificates of Origin and Customs Documentation. If necessary for Buyer to export the Final Vehicles, Seller shall promptly provide Buyer with applicable certificates of origin (“COO”) and any other customs related documentation relating to the origin or regional content of the Base Vehicles, as required to clear customs in the country of destination. No later than the 31st of December of each year, Seller shall provide Buyer with such information in its possession as required by Applicable Law for the issuance of a blanket COO under the United States-Mexico-Canada Agreement (USMCA) or any replacement legislation.

20.3 Export Control Laws. The Base Vehicles, Component Parts, products, services and/or technical data (collectively “Items”) delivered under this Agreement may be subject to U.S. and other applicable export control laws and regulations (collectively “Export Control Laws”), including, but not limited to, the International Traffic in Arms Regulations or the Export Administration Regulations and/or U.S. Export Control List(s) (as defined in the Export Control Laws). The Parties shall comply with all U.S. and other country’s applicable Export Laws and shall not export, re-export or transfer items without first obtaining all required licenses and approvals. Compliance with these laws and regulations includes, but is not limited to, abiding by U.S. sanctions, embargoes and prohibitions on transactions with restricted parties.

Article 21
COMPLIANCE WITH LAWS; PERMITS AND LICENSES

21.1 Licenses/Compliance. Each Party shall be responsible for obtaining and maintaining all site licenses, permits, and registrations required for such Party to perform its obligations under this Agreement.

21.2  Compliance with Applicable Law.

(a)  Each Party will comply with all Applicable Laws specifically applicable to the Party or its performance under this Agreement.

(b) Without limiting the foregoing, Seller represents and warrants that (i) all of its Personnel (including Subcontractors) are in compliance with, and all Base Vehicles and Seller Parts will conform fully to, all Applicable Laws and (ii) neither it nor any of its Personnel will utilize child, slave, prisoner or any other form of forced or involuntary labor, or engage in abusive employment or corrupt business practices in the performance of their respective obligations under or in connection with this Agreement. At Buyer’s request, Seller will certify its compliance with this Section 21.2

(c) In addition to the foregoing, Seller will: (i) avoid deceptive, abusive, misleading, and/or unethical practices related to the Base Vehicles that are or might be detrimental to the Buyer, its Affiliates, any of their products or services, or the public; (ii) make no false or misleading representations with regard to Buyer, its Affiliates, the Base Vehicles, the Final Vehicles, or this Agreement; (iii) not publish or employ, or cooperate in the publication or employment of, any misleading, deceptive or confusing advertising and/or marketing material with regard to Buyer, its Affiliates, the Base Vehicles, the Final Vehicles, or this Agreement; (iv) make no representations, warranties, or guarantees with respect to the specifications, features, or capabilities of the Base Vehicles that are inconsistent with the literature distributed and specifically authorized for use by Buyer; and (v) not make any false, misleading, confusing or deceptive representations or communications regarding the relationship between Buyer and Seller.

21.3 Gratuities and Ethical Compliance. Each Party warrants that neither it nor any of its employees, agents or representatives has offered or given any gratuities to employees, agents or representatives of the other with a view toward securing favorable treatment with respect thereto. Seller hereafter agrees that those employees, agents and contractors of Seller who are performing services for Buyer on Seller’s behalf will be made aware of, and will comply with, the foregoing ethical requirements of Buyer which are set forth above. Seller has not and, to Seller’s actual knowledge, none of its employees, officers, or agents at any time during the last five (5) years have (i) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

21.4 U.N. Convention. The 1980 United Nations Convention on Contracts for the International Sale of Goods, to the extent it may be deemed to apply, shall not apply to the Agreement or any transactions pursuant hereto.

Article 22
AUDIT AND INSPECTION

22.1 Audits. Seller shall (and shall ensure all of its Subcontractors) prepare, maintain and retain complete and accurate books and records relating to the transactions, or Seller’s or a Subcontractors performance under, this Agreement including, without limitation, the production, packaging, testing, storage and shipment of Base Vehicles. Seller shall (and shall ensure all of its Subcontractors) also prepare, maintain and retain any other records required to be maintained under this Agreement or required to be kept by Applicable Laws. All such records shall be retained by Seller or a Subcontractor for a period of at least [***]after termination of this Agreement, or longer if so required by Applicable Laws. All books and records prepared, maintained or retained by Seller or a Subcontractor pursuant to this Section 22.1 shall be made available to Buyer and its Representatives for inspection during the Term and for a period of [***] after the Term hereof, upon reasonable notice at any time during regular business hours. Buyer’s rights under this Section 22.1 shall survive the Term of this Agreement for a period of [***]. Nothing in this Agreement shall be deemed to provide Buyer or its Representatives any rights to review or inspect records relating to other customers of Seller or records which are not reasonably related to Seller’s obligations under this Agreement.

22.2 Inspection. In addition to Section 22.1, Seller will (and will ensure each Subcontractor will) permit Buyer and its Representatives with access during regular business hours, or outside of regular business hours upon reasonable request, to the Facility, the Subcontractor locations, and management Personnel of Seller or a Subcontractor to monitor, inspect, and audit Seller’s or a Subcontractor’s operational performance of this Agreement including, without limitation, the quality of the Base Vehicles and manufacturing processes. Seller agrees to cooperate fully (and must ensure that each Subcontractor cooperates fully) with Buyer in connection with any audit or inspection.

22.3 No Disruption. Notwithstanding anything to the contrary in this Article 22 (Audit and Inspection), Buyer agrees (i) all audits and inspections will be conducted using commercially reasonable efforts to minimize the disruption of Seller’s on-going business operations and (ii) Buyer will not entitled to access any portion of the Seller’s premises used for Seller’s other customers or that contains confidential information of Seller’s other customers; provided, however, if any confidential information of Seller’s other customers are commingled with the information that Buyer is entitled to audit or inspect, Seller will take such actions that are necessary to ensure that Buyer is not exposed to and does not have access to such other customer’s confidential information.

Article 23
MISCELLANEOUS

23.1 Rights in Bankruptcy. Seller agrees, on behalf of itself and its Affiliates, that Buyer will retain and may fully exercise all rights and licenses under the Agreement in all circumstances, including in any future bankruptcy or insolvency proceeding involving Seller or any of its Affiliates, whether as licensees of intellectual property in a case where Seller is a debtor under the United States Bankruptcy Code (the “U.S. Bankruptcy Code”) or similar laws of other countries, applicable non-bankruptcy laws, or otherwise. Without limiting the foregoing, if there is a bankruptcy or insolvency proceeding under the U.S. Bankruptcy Code or similar laws of other countries where Seller is a debtor (including in any proceeding where a trustee is appointed), Seller acknowledges and agrees, on behalf of itself and its Affiliates, that: if a court of competent jurisdiction approves the rejection of the Agreement under Section 365 of the Bankruptcy Code or similar Applicable Laws of other countries, (a) such rejection will not result in termination of any of Buyer’s rights and licenses under the Agreement; (b) the rights and licenses granted to Buyer under the Agreement will be treated as licenses of “intellectual property” for purposes of Section 365(n) of the Bankruptcy Code or similar Applicable Laws of other countries and, accordingly, Buyer will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or similar Laws of other countries with respect to the rights and licenses granted to Buyer under the Agreement; and (c) without limiting the foregoing, in the event Buyer elects to retain its rights and licenses under the Agreement, upon written request of Buyer to Seller or any trustee appointed in the proceeding, pursuant to Section 365(n) of the U.S. Bankruptcy Code or similar Applicable Laws of other countries, Seller or such bankruptcy trustee (i) shall provide Buyer with any materials that are the subject of the rights and licenses granted to Buyer described in the Agreement (or any agreement supplementary to the Agreement), and any intellectual property otherwise required to be provided to Buyer under the Agreement that is held by Seller or such trustee (including any embodiment thereof); and (ii) shall not interfere with the rights of Buyer provided in the Agreement to the materials and intellectual property that are the subject of the rights and licenses described in the Agreement, including any right to obtain such materials from any other entity. Neither Seller nor any of its Affiliates may (and Seller, on behalf of itself and its Affiliates, hereby irrevocably waives any right to) object to or challenge any assertion of and reliance on the matters described in this Section 23.1 by Buyer.

23.2 Relationship of the Parties; Onsite Employees.

(a) Relationship of the Parties. This Agreement shall not be deemed to create any partnership, joint venture, agency or employment relationship between the Parties. Each Party shall act hereunder as an independent contractor, and neither Party nor its Representatives shall have any right or authority to assume, create or incur any liability or obligation of any kind, express or implied, on behalf of, or in the name of, the other Party by virtue of this Agreement. Each Party shall make all of its own staffing decisions with respect to its obligations under this Agreement. Without limiting the foregoing, each Party is solely responsible for its employees including, without limitation, the payment of compensation and benefits and payments or withholdings to governmental agencies relating to its employees. The Parties agree and acknowledge that in the course of such Party’s performance of this Agreement, no Party shall construe any employee of the other Party as its own employee, and nothing in this Agreement will make any employees of a Party an employee of the other Party.

(b) Onsite Employees. Subject to the Parties’ respective rights and obligations under the Nondisclosure Agreement and without limiting any rights under ARTICLE 22 (AUDIT AND INSPECTION), the Parties may arrange for appropriate employees and representatives of each Party to have reasonable access to the premises of the other Party for the purpose of carrying out their respective obligations under this Agreement. Such access shall be in accordance with customary industry practice and in a manner that avoids disruption of normal business activity of the other Party. Such personnel will be subject to applicable security, safety, and other rules applicable to employee conduct while onsite at the other Party’s premises.

23.3 Notices. Any notice or other communications made or required to be made pursuant to this Agreement shall be in writing and shall be addressed as follows:

If to Buyer:

Workhorse Group, Inc.

100 Commerce Dr.

Loveland, Ohio 45140

Attention: [***]

With a copy to:

Workhorse Group, Inc.

100 Commerce Dr.

Loveland, Ohio 45140

Attention: [***]

If to Seller:

GreenPower Motor Company, Inc.

150, 8885 Haven Avenue

Rancho Cucamonga, California 91730

Attention: [***]

AND

Fax: [***]

Attention: [***]

Either Party may change its address by giving written notice of such change to the other Party in the manner provided above.

23.4 Assignment. This Agreement, including any rights arising therefrom, may not be assigned or delegated, in whole or in part (whether by operation of law or otherwise), by either Party, unless it has received the prior written consent of the other Party, which will not be unreasonably withheld, conditioned, or delayed. Any purported assignment in violation of the foregoing is null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns.

23.5 Joint Drafting. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as having been jointly drafted by the Parties hereto and given that each Party had an equal opportunity to negotiate (and to consult with counsel in respect of) this Agreement, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

23.6 No Third Party Beneficiaries. Unless specifically provided in this Agreement, nothing in this Agreement is intended to benefit any Person not a party hereto.

23.7 Amendment and Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by a duly authorized officer of each of the Parties.

23.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without reference to choice of law rules.

23.9 Choice of Venue. Any controversy or claim arising out of or relating to this Agreement, including actions for specific performance or other equitable relief, shall be brought in, and each Party irrevocably submits itself to, the exclusive jurisdiction of the state and federal courts of the State of Michigan sitting in Oakland County, Michigan, and irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined only in and by either of the foregoing courts. Furthermore, each Party hereby irrevocably waives and agrees not to assert by way of motion, as a defense or otherwise in any such action or proceeding, any claim that such Party is not personally subject to the jurisdiction of those courts, that such action or proceeding is brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement may not be enforced in or by such courts. Each Party agrees that process against such Party may be served by delivery of service of process by certified or registered mail in the manner provided for the giving of notices under this Agreement.

23.10 JURY TRIAL WAIVER. THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. THE PARTIES (ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES) EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, THE CONTRACT DOCUMENTS OR ANY OTHER AGREEMENTS BETWEEN THE PARTIES RELATED TO THE VEHICLES AT ISSUE IN THIS AGREEMENT; PROVIDED, HOWEVER, THAT TO THE EXTENT EITHER PARTY IS NAMED IN A JUDICIAL PROCEEDING BY A NON-PARTY TO THIS AGREEMENT, NOTHING HEREIN SHALL PREVENT THE PARTY NAMED IN THE ACTION FROM JOINING THE NON-PARTY INTO SAID JUDICIAL PROCEEDINGS, EVEN IF SUCH PROCEEDINGS INVOLVE A JURY TRIAL; PROVIDED, FURTHER, HOWEVER, THAT ANY DISPUTES BETWEEN THE PARTIES THAT MUST BE RESOLVED AS PART OF SAID JUDICIAL PROCEEDING SHALL REMAIN SUBJECT TO THIS JURY TRIAL WAIVER.

23.11 Cumulative Remedies. The rights and remedies provided for in this Agreement are cumulative and in addition to any other or further rights and remedies available at law or in equity.

23.12 Force Majeure. Seller shall not be liable for delays or defaults in furnishing the Base Vehicles hereunder, and Buyer shall not be liable for failure to perform its obligations under this Agreement to accept the Base Vehicles, if such delays or failure on the part of either Party are due to a Force Majeure Event. Upon the occurrence of a Force Majeure Event, the Party whose performance is to be excused shall immediately notify the other Party of the occurrence and the other Party may suspend performance for as long as the Force Majeure Event continues. If either Party discovers any fact which may, or could with the passage of time, result in a Force Majeure Event, the discovering Party (a) shall immediately advise the other Party of such fact and (b) shall take all commercially reasonable measures and precautions in order to reduce the effect of the Force Majeure Event upon the other Party.

23.13 Publicity. Each Party agrees not to disclose the terms of this Agreement or use the other Party’s name in any form of public statement, except (a) as required in the ordinary course of business in furtherance of performing this Agreement; or (b) with the specific prior approval in writing of such other Party or as required by Applicable Laws.

23.14 Waiver. The failure of either Party at any time to enforce any of the provisions of this Agreement or any right with respect thereto, or to exercise any option provided in this Agreement, shall in no way be construed to be a waiver of such provisions, rights, or options or in any way affect the validity of this Agreement. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

23.15 Interpretation. For purposes of this Agreement: (a) the words “include”, “includes”, and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice versa; (e) words denoting any gender include all genders; and (f) the words “shall” and “will” are intended to have the same meaning and when used in connection with any action (or an obligation not to act) means that the act or omission is mandatory and not permissive.. Unless the context otherwise requires, references in this Agreement: (i) to sections, exhibits, schedules, attachments and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (iv) to a statute or other Applicable Law in a country means and is a reference to the equivalent statute or other Applicable Law in another country. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

23.16 Severability. In the event that any one or more of the provisions contained herein shall for any reason be held to be invalid and/or unenforceable, such invalidity/unenforceability shall not affect any other provision of this Agreement. This Agreement shall then be construed as if such invalid/unenforceable provision(s) had never been contained herein and such invalid/unenforceable provision(s) shall be replaced with valid and enforceable provision(s), the commercial effect of which shall be as similar as possible to the invalid/unenforceable provision(s).

23.17 Survival. All rights and obligations of the Parties which by intent or meaning have validity beyond or by their nature apply or are to be performed or exercised after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement for the period so specified, if any, or for perpetuity.

23.18 Entire Agreement. This Agreement and any schedules, exhibits, or other documents executed in connection with this Agreement, together with any agreements expressly incorporated into this Agreement and all recitals in this Agreement (which recitals are incorporated as covenants of the Parties), constitute the entire understanding of the Parties in connection with the subject matter of this Agreement. This Agreement supersedes and constitutes a merger of all prior and contemporaneous proposals, negotiations, representations, understandings, commitments, and agreements, whether oral or written, with regard to the subject matter and provisions of this Agreement.

23.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. Each of the representatives executing this Agreement on behalf of the Parties represents and warrants that he or she possesses the corporate power and authority to execute this Agreement on behalf of the respective Parties and that this Agreement has been duly authorized by the Parties.

[SIGNATURES ON FOLLOWING PAGE]

[***]Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and is kept confidential and private.

IN WITNESS WHEREOF, the Parties duly authorized representatives have executed this Agreement as of the Effective Date.

BUYER:

WORKHORSE GROUP INC.

By:	/s/ Richard F. Dauch
Name:	Richard F. Dauch
Its:	Chief Executive Officer

SELLER:

GREENPOWER MOTOR COMPANY, INC.

By:	/s/ Fraser Atkinson
Name:	Fraser Atkinson
Its:	Chief Executive Officer and Chairman

[Signature Page to Vehicle Purchase and Supply Agreement]